Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

AUXILIUM PHARMACEUTICALS, INC.,

OPAL ACQUISITION, LLC,

ACTIENT HOLDINGS LLC,

GTCR FUND IX/B, L.P.

and

THE REPRESENTATIVE NAMED HEREIN

April 26, 2013

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4.21	Customers and Suppliers	39
4.22	Environmental Compliance	40
4.23	Affiliated Transactions	40
4.24	Employees	41
4.25	Approval of Merger by Unitholders	42
4.26	Brokerage	42
4.27	The Blocker Seller	42
4.28	The Blocker Corp	43
4.29	No Other Representations or Warranties	45

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUB		45
5.01	Organization and Organizational Power	45
5.02	Authorization	46
5.03	No Violation	46
5.04	Governmental Consents	46
5.05	Litigation	46
5.06	Brokerage	46
5.07	Investment Representation	47
5.08	Availability of Funds	47
5.09	The Merger Sub	47
5.10	Solvency	47
5.11	The Warrant and Warrant Shares	48
5.12	SEC Reports	48
5.13	No Other Representations or Warranties	48

ARTICLE VI COVENANTS OF THE PURCHASER		48
6.01	Access to Books and Records	48
6.02	Director and Officer Liability and Indemnification	49
6.03	Employment and Benefit Arrangements	50

ARTICLE VII INDEMNIFICATION		51
7.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	51
7.02	Indemnification from the Escrow Account for the Benefit of the Purchaser Parties	52
7.03	Indemnification by the Purchaser for the Benefit of the Sellers	55
7.04	Procedures	56
7.05	Determination of Loss Amount	58
7.06	Acknowledgment of the Parties	58
7.07	Other Indemnification Provisions	60

ARTICLE VIII ADDITIONAL COVENANTS		60
8.01	Disclosure Generally	60
8.02	Provision Respecting Legal Representation	61
8.03	Tax Matters	61
8.04	Blocker Seller Release	67

ARTICLE IX DEFINITIONS		67
9.01	Definitions	67
9.02	Other Definitional Provisions	75
9.03	Index of Defined Terms	75

ARTICLE X MISCELLANEOUS		77
10.01	Representative	77
10.02	Press Releases and Communications	80
10.03	Expenses	80
10.04	Knowledge Defined	80
10.05	Notices	80
10.06	Assignment	82
10.07	Severability	82
10.08	References	82
10.09	Construction	83
10.10	Amendment and Waiver	83
10.11	Complete Agreement	83
10.12	Third-Party Beneficiaries	83
10.13	Waiver of Trial by Jury	83
10.14	Purchaser and Merger Sub Deliveries	84
10.15	Delivery by Electronic Transmission	84
10.16	Counterparts	84
10.17	Governing Law	84
10.18	Jurisdiction	84
10.19	Specific Performance	85
10.20	Prevailing Party	85

INDEX OF EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Letter of Transmittal
Exhibit C	Surviving Company LLC Agreement
Exhibit D	Calculation of Net Working Capital as of March 31, 2013
Exhibit E	Rules of Engagement for Valuation Firm
Exhibit F	Calculation of Net Sales of the Urology Products for the twelve months ended December 31, 2012 and the three months ended March 31, 2013
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Resignation
Exhibit J	Form of Release, Confidentiality and Non-Interference Agreement
Exhibit K	Form of Warrant
Exhibit L	Allocation Methodology
Exhibit M	Form of Paying Agent Agreement

INDEX OF SCHEDULES

Accounts Receivable Schedule

Affiliated Transactions Schedule

Allocation Schedule

Authorization Schedule

Blocker Corp Capitalization Schedule

Blocker Corp Balance Sheet Schedule

Brokerage Schedule

Capitalization Schedule

Compliance with Laws Schedule

Consent Schedule

Contracts Schedule

Customers and Suppliers Schedule

Developments Schedule

Disclosure Schedules Indemnity Schedule

Drug/Device Applications Schedule

Employee Benefits Schedule

Environmental Schedule

FDA Regulatory Schedule

Financial Statements Schedule

Governmental Consents Schedule

Guarantees Schedule

HIPAA; HITECH Compliance Schedule

Indebtedness Schedule

Insurance Schedule

Intellectual Property Schedule

Inventory Schedule

Leased Real Property Schedule

Liens Schedule

Litigation Schedule

Management Holdback Schedule

MH Release Distribution Schedule

Names and Locations Schedule

Organization Schedule

Owned Real Property Schedule

Permits Schedule

Permitted Liens Schedule

Purchaser Brokerage Schedule

Purchaser Governmental Consents Schedule

Purchaser SEC Reports Schedule

Sellers Schedule

Specific Indemnity Schedule

Subsidiaries Schedule

Taxes Schedule

Terminated Affiliated Transactions Schedule

Terminated Contracts Schedule

United States Healthcare Fraud and Abuse Law Compliance Schedule

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 26, 2013, is made by and among Actient Holdings LLC, a Delaware limited liability company (the “Company”), Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”), Opal Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Purchaser (the “Merger Sub”), GTCR Fund IX/B, L.P., a Delaware limited partnership (the “Blocker Seller”), and GTCR Fund IX/A, L.P., a Delaware limited partnership, solely in its capacity as representative (the “Representative”) for the Blocker Seller and the Company’s Unitholders and Optionholders (all of whom are listed on the attached Sellers Schedule, collectively, the “Sellers”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article IX below.

WHEREAS, the Purchaser desires to acquire 100% of the membership interests of the Company through (i) the acquisition of all of the issued and outstanding shares of capital stock (the “Shares”) of GTCR/Actient Holdings/B Corp., a Delaware corporation (the “Blocker Corp”), an entity that, immediately prior to the Closing, owned certain membership interests of the Company, on the terms and subject to the conditions set forth herein (the “Stock Purchase”) and (ii) a reverse subsidiary merger transaction pursuant to which the Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of the Purchaser and the Blocker Corp, on the terms and subject to the conditions set forth herein (the “Merger” and, together with the Stock Purchase, the “Transaction”);

WHEREAS, the respective boards of directors or managers (or the equivalent governing bodies) of the Purchaser, the Merger Sub, the Blocker Seller and the Company have approved this Agreement, the Merger and/or the Stock Purchase (as applicable) and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

WHEREAS, simultaneous with the execution and delivery of this Agreement, the parties hereto have entered into that certain Escrow Agreement with the Escrow Agent, pursuant to which the Escrow Amount and the Management Holdback Escrow will be deposited with the Escrow Agent in the Escrow Account and the Management Holdback Escrow Account, respectively.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER AND THE STOCK PURCHASE

1.01                        The Merger.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Merger Sub shall merge with and into the Company in accordance with the Delaware Limited Liability Company Act (as amended, “Delaware LLC Law”), whereupon the separate existence of the Merger Sub shall cease and the Company shall be the surviving limited liability company (the “Surviving Company”) and a wholly owned subsidiary of the Purchaser and the Blocker Corp.

(b)                                 At the Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required by Delaware LLC Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the Delaware LLC Law or at such later time as the Purchaser and the Company mutually agree and specify in the Certificate of Merger.

(c)                                  From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under Delaware LLC Law.

1.02                        Conversion of Units.

At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)                                 Each Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Effective Time (other than (i) any Units (and the membership interests represented thereby) which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or by the Purchaser or the Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto, and (ii) any Units (and the membership interests represented thereby) which are held by the Blocker Corp, all of which shall be converted, without Blocker Corp receiving any payment with respect thereto, into common units in the Surviving Company with a fair market value equal to the fair market value of such Units held by the Blocker Corp, as such common units are provided for by the Surviving Company LLC Agreement) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the Allocable Portion of the Closing Merger Consideration attributable to such Unit plus any Additional Merger Consideration attributable to such Unit.  Notwithstanding anything herein to the contrary, twenty-five percent (25%) of the Allocable Portion of the Closing Merger Consideration plus twenty-five percent (25%) of any Additional Merger Consideration payable by the Purchaser pursuant to the immediately preceding sentence with respect to the Units set forth on the Management Holdback Schedule (less the purchase price paid by such Unitholder for such Units, which amount is also set forth on such Schedule) shall, in accordance with the terms of the Escrow Agreement be placed into the Management Holdback Escrow Account (the “Management Holdback Escrow”), at the Purchaser’s expense, and such portion of the Management Holdback Escrow attributable to each such Unitholder, together with any earnings thereon, shall be released, and the Purchaser shall instruct the Escrow Agent to release, (i) to such Unitholder, on the earlier of (x) the date set forth on the Management Holdback Schedule with respect to such Unitholder, if he or she is employed by the Purchaser or any of its Affiliates as of such date and (y) the date on which the employment of such Unitholder is terminated (1) by his or her employer, if such termination is without “cause” (as defined in the agreement evidencing the award of such Unit), (2) by such Unitholder for “good reason” (as defined in the agreement evidencing the award of such Unit) or (3) due to death or disability of such Unitholder or (ii) to the Paying Agent, on the date set forth on the Management Holdback Schedule with respect to such Unitholder, if such Unitholder is not employed by the Purchaser or any of its Affiliates as of such date and the termination of such Unitholder’s employment was not as a result of any of the circumstances set forth in clause (y) above.  Any amounts placed in the Management Holdback Escrow Account that are distributed to the Paying Agent pursuant to the immediately preceding sentence (i) except as otherwise contemplated by clause (ii) below, shall be treated as Additional Merger Consideration for all purposes hereunder and (ii) shall be distributed to the holders of Common Units set forth on the MH Release Distribution Schedule pro rata based on the percentages set forth opposite the name of each Person on such schedule; provided, that any Common Units held by the Blocker Corp immediately prior to the Effective Time will be deemed to have been held by the Blocker Seller for this purpose.

(b)                                 Each membership interest of the Merger Sub (a “Merger Sub Interest”) issued and outstanding immediately prior to the Effective Time shall be converted into common units in the Surviving Company, as such common units are provided for by the Surviving Company LLC Agreement.  As of the Effective Time, the Merger Sub Interests shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder or holders of such membership interests shall cease to have any rights with respect thereto, except the right to receive common units in the Surviving Company to be issued in consideration therefor as provided herein, without interest.  As of the Effective Time, the Purchaser and the Blocker Corp shall be the holders of all the issued and outstanding units of the Surviving Company.

1.03                        Merger Consideration.

(a)                                 Prior to the execution of this Agreement, the Representative prepared and delivered to the Purchaser a written statement (the “Pre-Closing Statement”), signed and reviewed by the chief financial officer of the Company, setting forth its good faith calculation of its estimate of (i) Cash (the “Estimated Cash”), (ii) Indebtedness as of the open of business on the Closing Date (the “Estimated Indebtedness”), (iii) Net Working Capital (the “Estimated Net Working Capital Amount”) and (iv) Transaction Expenses (the “Estimated Transaction Expenses”).

(b)                                 The Pre-Closing Statement has been prepared and Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital and Estimated Transaction Expenses have been determined on a consolidated basis, in accordance with the terms of Section 2.01 regarding the preparation of the Preliminary Statement.

(c)                                  For purposes of this Agreement, the term “Closing Merger Consideration” means (i) $585,000,000 (the “Base Consideration”), minus (ii) the amount of the Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, minus (v) the Escrow Amount, plus (vi) the amount of Estimated Cash if the amount of Estimated Cash is positive, minus (vii) the amount by which zero (0) exceeds the amount of Estimated Cash if the amount of Estimated Cash is negative, minus (viii) the amount of the Estimated Transaction Expenses, plus (ix) the aggregate exercise price of the Options that are outstanding immediately prior to the Effective Time.  For the avoidance of doubt, excluding any adjustments pursuant to clauses (ii), (iii), (iv), (vi), (vii) and (viii) of the prior sentence, the sum of (x) the aggregate consideration that the Purchaser and the Company shall be obligated to pay to the Unitholders and the Optionholders pursuant to Section 3.02(b) and clause (i) of Section 1.05(a) plus (y) the Escrow Amount shall be an amount equal to the Base Consideration.

(d)                                 For purposes of this Agreement, the term “Final Merger Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Article II, plus (iii) the amount, if any, by which the Net Working Capital as finally determined pursuant to Article II exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital as finally determined pursuant to Article II, minus (v) the Escrow Amount, plus (vi) the amount of Cash as finally determined pursuant to Article II if such amount of Cash is positive, minus (vii) the amount of Cash as finally determined pursuant to Article II if such amount of Cash is negative, minus (viii) the amount of Transaction Expenses as finally determined pursuant to Article II, plus (ix) the aggregate exercise price of the Options that are outstanding immediately prior to the Effective Time.

1.04                        Unit Exchange.

(a)                                 The Purchaser shall cause a paying agent mutually appointed by the Purchaser and the Representative (the “Paying Agent”) to effect the exchange of cash for Units which are entitled to payment pursuant to Section 1.02.  After the Effective Time, each Unitholder who has surrendered his, her or its Units pursuant to a duly executed and completed letter of transmittal, substantially in the form of Exhibit B attached hereto (each, a “Letter of Transmittal”), to the Paying Agent, shall be entitled to receive from the Paying Agent in exchange therefor the portion of the Closing Merger Consideration into which such Unitholder’s Units shall have been converted as a result of the Merger as determined pursuant to Section 1.02 and thereafter, as and when any Additional Merger Consideration is payable in accordance with the terms of this Agreement or the Escrow Agreement, such Unitholder shall be entitled to be paid the Additional Merger Consideration into which such Unitholder’s Units shall have been converted as a result of the Merger as determined pursuant to Section 1.02.  Surrendered Units shall forthwith be canceled.  Until so surrendered and exchanged, each such Unit shall represent solely the right to receive the Allocable Portion of the Closing Merger Consideration and any Additional Merger Consideration into which it was converted pursuant to Section 1.02.  Notwithstanding the foregoing, if any certificate representing such Units shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed and, at the request of the Purchaser, the execution of an indemnification agreement with respect to such certificate in form and substance  reasonably acceptable to the Purchaser, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed certificate, the Allocable Portion of the Closing Merger Consideration and

any Additional Merger Consideration to be paid in respect of the Units represented by such certificate, as contemplated by this Article I. For all purposes of this Agreement and notwithstanding anything to the contrary contained herein, any and all amounts paid by the Purchaser to the Paying Agent for the benefit of the Sellers or the Representative hereunder shall be deemed to have been paid to the Sellers or the Representative, as the case may be, and in no event shall the Purchaser have any further obligation or liability to any Seller or the Representative in respect thereof unless such amounts have been delivered to the Purchaser or the Surviving Company pursuant to Section 1.04(b).

(b)                                 If and to the extent any Unitholder fails to deliver a Letter of Transmittal to the Paying Agent prior to the one (1) year anniversary of the Closing Date, any funds received by the Paying Agent as Closing Merger Consideration or Additional Merger Consideration and payable to such Unitholder in respect of such Unitholder’s Units shall, to the extent permitted by applicable Law, become the property of the Surviving Company (and any such cash may be commingled with the general funds of the Purchaser or the Surviving Company, as the case may be), free and clear of all claims or interest of any Person previously entitled thereto (other than the claims of a Seller and its heirs, assigns and transferees hereunder) and shall be promptly delivered to the Surviving Company by the Paying Agent, and such Unitholder shall look only to the Purchaser and the Surviving Company for payment of such amounts.  Each Unitholder who prior to the one (1) year anniversary of the Closing Date delivers to the Paying Agent a duly completed and executed Letter of Transmittal shall look only to the Paying Agent for satisfaction of any claims related to the Closing Merger Consideration or Additional Merger Consideration (except to the extent the Paying Agent has returned such funds to the Surviving Company as contemplated above, in which case such Unitholder shall only look to the Purchaser and the Surviving Company as contemplated above).  Any interest, dividends or other income earned on the investment of cash held by the Paying Agent, together with all tax and other liabilities associated therewith, shall be for the account of the Surviving Company.  Notwithstanding the foregoing, none of the Paying Agent, the Purchaser or the Surviving Company will be liable to any Unitholder for any Closing Merger Consideration or Additional Merger Consideration if delivered to a public official if required pursuant to any applicable abandoned property, escheat or similar applicable Law.

1.05                        Options; Incentive Units.

(a)                                 The Company shall, as of the Effective Time, cause all Options, whether or not then vested or exercisable, to be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire Common Units, and in consideration therefor, the Optionholders shall be entitled to receive with respect to each Option:  (i) reasonably promptly following the Effective Time an amount in cash, without interest and subject to withholding pursuant to Section 3.03 below, equal to the product of (A) the excess, if any, of the Allocable Portion of the Closing Merger Consideration attributable to each Unit that is subject to such Option over the exercise price per Common Unit payable upon exercise of such Option, multiplied by (B) the number of Common Units that would be issued upon exercise of such Option if such holder had exercised such Option in full immediately prior to the Effective Time (regardless of whether or not the Optionholder actually had the right to exercise such Option) (the “Closing Option Consideration”), and (ii) any Additional Merger Consideration in respect of the Common Units underlying such Option to the extent payable in accordance with the terms of this Agreement or the Escrow Agreement.

(b)                                 The Company has obtained, and provided copies to the Purchaser of, all consents necessary to give effect to the transactions described in the foregoing sentence (including adopting any necessary resolutions of the Company’s board of managers and/or any committee thereof and providing all required notices and obtaining any required consents in connection therewith) and to ensure that no Optionholder shall have any rights from and after the Effective Time with respect to any Options except the right to receive cash payments as expressly provided in this Agreement.

(c)                                  The Company shall take all limited liability company action necessary to cause each unvested Incentive Unit as of immediately prior to the Effective Time to vest upon the consummation of the Transaction.

1.06                        Organizational Documents of the Surviving Company.

(a)                                 At the Effective Time and without any further action on the part of the Company or the Merger Sub, the certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company as of the Effective Time, until duly amended in accordance with applicable Law.

(b)                                 At the Effective Time and without any further action on the part of the Company or the Merger Sub, the limited liability company agreement of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as provided by Exhibit C and, commencing as of the Effective Time, shall be the limited liability company agreement of the Surviving Company (the “Surviving Company LLC Agreement”), until thereafter amended as provided therein and by applicable Law.

1.07                        Directors and Officers of the Surviving Company.

(a)                                 At the Effective Time, the Company’s board of managers shall resign and the managers of the Merger Sub immediately prior to the Effective Time shall become the managers of the Surviving Company and shall hold office subject to the applicable provisions of the Surviving Company LLC Agreement.

(b)                                 At the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office subject to the applicable provisions of the Surviving Company LLC Agreement.

1.08                        Representative Holdback.  A portion of the proceeds otherwise to be received by the Sellers pursuant to Article I in an amount equal to $2,000,000 (such initial deposit, as it may be increased or decreased at any time in accordance with this Agreement, the “Representative Holdback Amount”) shall be delivered by the Purchaser to the Representative at the Closing, on behalf of the Sellers, by wire transfer of immediately available funds to a segregated account designated by the Representative (which account shall be used only to hold the Representative Holdback Amount and to pay any fees, costs and expenses of the Representative payable out of the Representative Holdback Amount pursuant to the terms of this

Agreement).  The portion of the Representative Holdback Amount delivered to, and held by, the Representative on behalf of each such Seller shall be determined pro rata based upon each Seller’s Residual Percentage.   The Representative is entitled to pay on behalf of the Sellers, and to the extent paid by the Representative from its own funds, obtain reimbursement for, any fees, costs and expenses incurred by the Representative in the performance of its duties hereunder (“Representative Expenses”) from the Representative Holdback Amount, and the Representative shall not use any portion of the Representative Holdback Amount for any other purpose.  For all purposes of this Agreement, any and all amounts paid by the Purchaser to the Representative pursuant to this Section 1.08 or otherwise in respect of the Representative Holdback Amount shall be deemed to have been paid to the Unitholders and the holders of Options and in no event shall the Purchaser have any further obligation or liability to any Unitholder or holder of Options in respect thereof.

1.09                        No Dissenter’s Rights or Appraisal Rights.  No holder of Units or Options shall be entitled to any “dissenter’s rights,” “appraisal rights” or any similar remedies under Delaware LLC Law or any other applicable law.  Following the Effective Time, each holder of any Units and/or Options shall be entitled only to the right to receive the appropriate portion of the Closing Merger Consideration and any other consideration payable in respect of such Units and/or Options, as applicable, pursuant to the terms and conditions of this Agreement.

1.10                        Stock Purchase.

(a)                                 Sale and Purchase of Shares.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Blocker Seller agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser agrees that it shall purchase and accept delivery from the Blocker Seller of, the Shares, free and clear of any Liens (other than those imposed by federal or state securities laws).

(b)                                 Consideration.  At the Closing, the Purchaser shall cause the Paying Agent to deliver to the Blocker Seller an aggregate amount equal to the Allocable Portion of the Closing Merger Consideration attributable to the Units that are held by the Blocker Corp (assuming for purposes of calculating such amount that such Units are outstanding at the Effective Time).  Additionally, to the extent the Sellers are entitled to receive any Additional Merger Consideration, then the Blocker Seller shall be entitled to receive the Blocker Seller’s Residual Percentage of such Additional Merger Consideration in accordance with the terms of this Agreement or the Escrow Agreement.

ARTICLE II

MERGER CONSIDERATION ADJUSTMENT

2.01                        Final Closing Balance Sheet Calculation.  As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Purchaser will deliver to the Representative an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement showing the calculation of Cash, Indebtedness and Net Working Capital derived from the Closing Balance Sheet and the Transaction Expenses (together with the Closing Balance Sheet, the “Preliminary Statement”).  In connection with its preparation of the Preliminary Statement, the Purchaser and its accountants shall be permitted to make reasonable inquiries of the Representative and its accountants regarding questions or disagreements relating to the Pre-Closing Statement, and the Representative shall use its commercially reasonable efforts to cause such accountants to reasonably cooperate with and respond to such inquiries.  The Preliminary Statement shall be prepared in accordance with (i) the accounting methods, policies, categorizations, definitions, principles, asset recognition bases, practices, techniques and procedures (including in respect of management’s exercise of judgment) that are specified in the calculation of Net Working Capital as of March 31, 2013 set forth in Exhibit D (which amounts included in Exhibit D are for illustrative purposes only); (ii) to the extent not inconsistent with clause (i), the accounting methods, policies, categorizations, definitions, principles, assets recognition bases, practices, techniques and procedures (including in respect of management’s exercise of judgment) adopted in connection with the latest balance sheet included in the Audited Financial Statements; and (iii) to the extent not inconsistent with clauses (i) or (ii), GAAP, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.  Cash, Indebtedness and Net Working Capital shall be derived from the Closing Balance Sheet.  The parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness and Net Working Capital and the related purchase price adjustment contemplated by this Section 2.01 is to (i) measure the amount of Cash and Indebtedness and (ii) measure changes in Net Working Capital against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Cash, Indebtedness or Net Working Capital.  The Representative and its accountants and other representatives shall be permitted reasonable access during normal business hours upon reasonable advance notice to review the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated hereby.  The Representative and its accountants and other representatives may make reasonable inquires of the Purchaser, the Surviving Company and their respective accountants regarding questions or disagreements, and the Purchaser shall use its, and shall cause the Surviving Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to reasonably cooperate with and respond to such inquiries.  If the Representative has any objections to the Preliminary Statement, the Representative shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”) with reasonable supporting detail as to any such disputed items.  If an Objections Statement is not delivered to the Purchaser within forty-five (45) days after delivery of the Preliminary Statement to the Representative, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto.  If an Objections Statement is timely delivered, the Representative and the Purchaser shall negotiate in good faith to resolve any such objections set forth therein, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, the Representative and the Purchaser shall submit such dispute to Deloitte & Touche LLP or such other independent accountants of nationally recognized standing reasonably satisfactory to the Purchaser and the Representative (who shall not have any material relationship with the Purchaser or the Representative) (the “Valuation Firm”).  Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute.  The Valuation

Firm shall make a final determination of Cash, Indebtedness, Net Working Capital and Transaction Expenses, and the resulting Final Merger Consideration calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit E.  The parties will cooperate with the Valuation Firm during the term of its engagement.  If an Objections Statement is delivered to the Valuation Firm for resolution, the determination of Cash, Indebtedness, Net Working Capital and Transaction Expenses, and the resulting Final Merger Consideration calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties.

2.02                        Post-Closing Adjustment Payment.  If the Final Merger Consideration is greater than the Closing Merger Consideration, the Purchaser shall promptly (but in any event within five (5) Business Days after the final determination of the Final Merger Consideration) pay, or cause to be paid, to the Paying Agent for further payment to the Sellers, on a pro rata basis according to each Seller’s Residual Percentage, the amount of such excess (less any applicable Management Holdback Escrow), by wire transfer of immediately available funds to the account or accounts designated by the Paying Agent and deposit with the Escrow Agent any amounts attributable to the Management Holdback Escrow.  If the Final Merger Consideration is less than the Closing Merger Consideration, the Representative and the Purchaser shall promptly (but in any event within five (5) Business Days after the final determination of the Final Merger Consideration) cause the Escrow Agent to pay on behalf of the Sellers (on a pro rata basis according to each Seller’s Residual Percentage) to the Purchaser from the Escrow Account the absolute value of such difference by wire transfer of immediately available funds to one or more accounts designated in writing by the Purchaser to the Escrow Agent.  Other than in the case of fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), the Sellers and the Representative shall not have any liability for any amounts due pursuant to Section 2.01 or this Section 2.02 except to the extent of the funds available from the Escrow Account.

2.03                        Earn-Out.

(a)                                 In accordance with the terms and conditions of this Section 2.03, including the review and dispute procedures set forth herein, and solely to the extent required by this Section 2.03, the Purchaser shall pay, or cause to be paid, to the Paying Agent for further payment to the Sellers (on a pro rata basis according to each Seller’s Residual Percentage) an aggregate amount equal to each Earn-Out Amount (if any) achieved in accordance with this Section 2.03.  For the avoidance of doubt, the Purchaser may be obligated, pursuant to the terms and conditions of this Section 2.03, to pay each of the Earn-Out Amounts.

(b)                                 Base Earn-Out.  The Purchaser shall be obligated to pay an aggregate amount equal to $15,000,000 (the “Base Earn-Out Amount”) when cumulative Net Sales of the Urology Products from and after the Closing first equal $150,000,000.

(c)                                  Twelve-Month Earn-Out.  If Net Sales of the Urology Products for the twelve-month period beginning on May 1, 2013 and ending on April 30, 2014 (such period, the “Twelve-Month Earn-Out Period”) equal or exceed $150,000,000, the Purchaser shall be obligated to pay an aggregate amount equal to $10,000,000 (the “Twelve-Month Earn-Out Amount”).

(d)                                 Twenty-Four-Month Earn-Out.  If Net Sales of the Urology Products for the twenty-four-month period beginning on May 1, 2013 and ending on April 30, 2015 (such period, the “Twenty-Four-Month Earn-Out Period”) equal or exceed $300,000,000, the Purchaser shall be obligated to pay an aggregate amount equal to $25,000,000 (the “Twenty-Four-Month Earn-Out Amount”).

(e)                                  Subject to compliance with Section 2.03(g), if Net Sales of the Urology Products for the Twelve-Month Earn-Out Period or the Twenty-Four-Month Earn-Out Period are less than $150,000,000 or $300,000,000, respectively, then the Earn-Out Amount for such Earn-Out Period shall be zero.

(f)                                   Any calculation of Net Sales of the Urology Products for purposes of this Section 2.03 shall be determined in accordance with GAAP and based upon the Company’s existing principles, practices, methodologies and policies as used in the 2012 Audited Financial Statements (example calculations of Net Sales of the Urology Products for the twelve months ended December 31, 2012 and the three months ended March 31, 2013 are attached as Exhibit F hereto) so long as such principles, practices, methodologies and policies are in accordance with GAAP.  Such calculation is included for reference purposes only, and the Company does not make any representation or warranty, and will not incur any liability, in respect thereof.

(g)                                  The Purchaser agrees that, commencing on the Closing Date and continuing through the later of (x) April 30, 2015 and (y) the month-end of the month in which the Base Earn-Out Amount is achieved, it will not, and will not permit the Surviving Company or any of its Subsidiaries to, take any action with the intent of preventing the achievement of any Earn-Out Amount.  In the event that prior to April 30, 2015, the Purchaser disposes of the Surviving Company or any of its Subsidiaries, or the Surviving Company or any of its Subsidiaries sell or otherwise dispose of any significant portion of their respective assets (other than sales of assets in the Ordinary Course of Business), then the contribution of such disposed assets to Net Sales of the Urology Products for any Earn-Out Period ending after the disposition of such assets shall be deemed to be an amount equal to the sum of (x) the Net Sales relating to such disposed assets for the portion of any such Earn-Out Period ending on the Divestiture Measurement Date and (y) an amount equal to the Net Sales relating to such disposed assets for the period following the Divestiture Measurement Date through the end of the applicable Earn-Out Period, calculated assuming that such Net Sales would grow or contract at the same rate that such Net Sales have grown or contracted, as the case may be, during the twelve-month period ended on the month-end immediately prior to the Divestiture Measurement Date.  In the event that prior to the achievement of the Base Earn-Out Amount, the Purchaser disposes of the Surviving Company or any of its Subsidiaries, or the Surviving Company or any of its Subsidiaries sell or otherwise dispose of any significant portion of their respective assets (other than sales of assets in the Ordinary Course of Business), then for purposes of determining when the Base Earn-Out Amount is achieved, Net Sales of the Urology Products for each calendar month following the Divestiture Measurement Date shall be deemed to include an amount equal to the Net Sales relating to such disposed assets for such calendar month, calculated assuming that such Net Sales would grow or contract at the same rate that such Net Sales have grown or contracted, as the case may be, during the twelve-month period ended on the month-end immediately prior to the Divestiture Measurement Date.

(h)                                 Not later than forty-five (45) days following the end of each calendar quarter during the period beginning on the Closing Date and ending on the later of (i) April 30, 2015 and (ii) the month-end of the month in which the Base Earn-Out Amount is achieved, the Purchaser shall prepare and deliver to the Representative a statement that sets forth in reasonable detail its calculation of the Net Sales of the Urology Products, by Urology Product (other than any Urology Products divested by the Purchaser, the Surviving Company or any of its Subsidiaries prior to such calendar quarter, which divestitures, for the avoidance of doubt, shall not include sales of Urology Products in the Ordinary Course of Business), for each calendar month within such calendar quarter (or portion thereof, as applicable).  All amounts set forth in any such statement, including the amount of any Net Sales, shall be good faith estimates and shall not be final or binding on the parties.  Until the later of (i) April 30, 2015 and (ii) the month-end of the month in which the Base Earn-Out Amount is achieved, as promptly as possible, but in any event within thirty (30) days after April 30th of each year, the Purchaser will deliver to the Representative a statement (a “Preliminary Earn-Out Statement”) setting forth in reasonable detail the Purchaser’s calculation of the actual amount of Net Sales of the Urology Products for the twelve-month period ended on April 30th of such year as determined in accordance with Section 2.03(f) and Section 2.03(g).  The Representative and its accountants and other representatives shall be permitted reasonable access during normal business hours upon reasonable advance notice to review the Purchaser’s, the Surviving Company’s and their respective Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Earn-Out Statement.  The Representative and its accountants and other representatives may make reasonable inquires of the Purchaser, the Surviving Company and their respective accountants regarding questions or disagreements arising in the course of their review thereof, and the Purchaser shall use its, and shall cause the Surviving Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to reasonably cooperate with and respond to such inquiries.  If the Representative has any objections to the Preliminary Earn-Out Statement, the Representative shall deliver to the Purchaser a statement setting forth its objections thereto (an “Earn-Out Objections Statement”) with reasonable supporting detail as to any such disputed items.  If an Earn-Out Objections Statement is not delivered to the Purchaser within thirty (30) days after delivery of a Preliminary Earn-Out Statement to the Representative, such Preliminary Earn-Out Statement shall be final, binding and non-appealable by the parties hereto.  If an Earn-Out Objections Statement is timely delivered, the Representative and the Purchaser shall negotiate in good faith to resolve any such objections set forth therein, but if they do not reach a final resolution within thirty (30) days after the delivery of the Earn-Out Objections Statement, the Representative and the Purchaser shall submit such dispute to the Valuation Firm.  Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute.  The Valuation Firm shall make a final determination of Net Sales of the Urology Products for such period in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit E (applied mutatis mutandis to this Section 2.03).  The parties will cooperate with the Valuation Firm during the term of its engagement.  The determination of Net Sales of the Urology Products calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties.

(i)                                     Within two (2) Business Days of the earlier to occur of (i) the delivery by the Purchaser to the Representative of a quarterly Net Sales statement or a Preliminary Earn-Out Statement showing the achievement of any Earn-Out Amount and (ii) a final determination of Net Sales of the Urology Products pursuant to Section 2.03(h) resulting in the achievement of any Earn-Out Amount, the Purchaser shall pay, or cause to be paid, to the Paying Agent for further distribution to the Sellers on a pro rata basis according to each Seller’s Residual Percentage an aggregate amount equal to the applicable Earn-Out Amount, by wire transfer of immediately available funds to the account or accounts designated in writing by the Paying Agent to the Purchaser.  Subject only to Section 7.02(c), payment of the Earn-Out Amounts shall be absolute and unconditional and shall not be subject to any set-off, counterclaim, reduction or defense.

(j)                                    All Earn-Out Amounts shall be treated by the parties as an adjustment to the proceeds received by the Sellers pursuant to Article III hereof.

(k)                                 The right of the Sellers to receive any Earn-Out Amount (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon the Sellers only the rights of a general unsecured creditor under applicable Law); (ii) will not be represented by any form of certificate or instrument; (iii) does not give the Sellers any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Purchaser’s or the Surviving Company’s equity securities; and (iv) is not redeemable.  The Representative hereby agrees to maintain the confidentiality of any information delivered to it pursuant to this Section 2.03, except as otherwise required by applicable Law, in which case the Representative shall use commercially reasonable efforts to provide the Purchaser with advance notice of such requirement and a reasonable opportunity to attempt to seek confidential treatment with respect to such information.

ARTICLE III

THE CLOSING

3.01                        The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 at 4:01 p.m. local time on the date hereof.  The date of the Closing is referred to herein as the “Closing Date.”

3.02                          The Closing Transactions.  The parties hereto are consummating the following transactions concurrently with the execution of this Agreement:

(a)                                 the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b)                                 the Purchaser shall deposit with the Paying Agent, for distribution by the Paying Agent in accordance with Section 1.04 and Section 1.10, an amount equal to (i) the Closing Merger Consideration, less (ii) the aggregate Closing Option Consideration, less (iii) the Representative Holdback Amount, less (iv) the Management Holdback Escrow, less (v) the aggregate exercise price of the Options that are outstanding immediately prior to the Effective Time;

(c)                                  the Purchaser shall deposit $25,000,000 (the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among the Purchaser, the Representative and Citibank, N.A., as escrow agent (the “Escrow Agent”), in the form of Exhibit G attached hereto, and shall deposit the Management Holdback Escrow into a separate escrow account (the “Management Holdback Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement;

(d)                                 the Purchaser shall execute and deliver the Warrant to the Representative and the Purchaser and the Representative shall enter into a registration rights agreement in the form of Exhibit H hereto (the “Registration Rights Agreement”);

(e)                                  (i) the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all of the Estimated Indebtedness set forth in the Pre-Closing Statement, by wire transfer of immediately available funds to the account(s) designated by the holders of such Estimated Indebtedness, and (ii) the Representative shall cause the delivery to the Purchaser of pay-off letters from the holders of Indebtedness outstanding on the Closing Date;

(f)                                   in accordance with Section 1.08, the Purchaser shall deliver the Representative Holdback Amount to the Representative by wire transfer of immediately available funds;

(g)                                  each member of the board of managers (or other equivalent governing body) and each officer of the Company, each of its Subsidiaries and the Blocker Corp shall deliver to the Purchaser a resignation therefrom in the form of Exhibit I attached hereto;

(h)                                 each of GTCR Co-Invest III, L.P., GTCR Fund IX/A, L.P. and GTCR Fund IX/B, L.P. shall execute and deliver to the Purchaser a release, confidentiality and non-interference agreement in the form of Exhibit J attached hereto;

(i)                                     the Company shall deliver to the Purchaser and the Merger Sub each of the following:

(i)                                     a certification dated as of the Closing Date that the Company is not described in Section 1.897-7T of the Treasury Regulations promulgated under the Code;

(ii)                                  the written consent of the holders of Units (the “Written Consent”) representing the Company Unitholder Approval;

(iii)                               written evidence of the termination of all agreements set forth on the Terminated Affiliated Transactions Schedule, which terminations shall be effective on or prior to the Closing Date, and the Company and its Subsidiaries shall have no further obligation or liability thereunder; and

(iv)                              certified copies of resolutions duly adopted by the Company’s board of managers and the Blocker Seller’s general partner authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(j)                                    the Purchaser and the Merger Sub shall deliver to the Representative certified copies of the resolutions duly adopted by the Purchaser’s board of directors (or its equivalent governing body) and the Merger Sub’s board of managers (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement;

(k)                                 the Purchaser shall pay, or cause to be paid, on behalf of the Company, its Subsidiaries, the Sellers and the Representative (or any of their respective Affiliates), the Estimated Transaction Expenses set forth in the Pre-Closing Statement by wire transfer of immediately available funds as directed in writing by the Representative;

(l)                                     the Purchaser shall deliver, or cause the Surviving Company (at the Purchaser’s expense) to deliver, a prepaid insurance policy (i.e., “tail coverage”) (the “Tail D&O Policy”), which policy provides liability insurance coverage for the individuals who were officers, managers and directors of the Company and its Subsidiaries at or prior to the Closing Date;

(m)                             subject to Section 3.03, the Purchaser shall deliver or cause the Surviving Company to deliver to each Optionholder such holder’s Closing Option Consideration (as determined in accordance with Section 1.05), less such Optionholder’s portion of the Representative Holdback Amount, by wire transfer of immediately available funds (or by such other method as is directed by the Representative) to the account(s) designated by the Representative; provided, that (i) if an Optionholder is a current or former employee of the Surviving Company or any of its Subsidiaries on the Closing Date or (ii) in the case of any amounts required to be paid with respect to Incentive Units for which elections under Section 83(b) of the Code were not made, the Purchaser shall cause the Surviving Company to make such payment to such Optionholder or holder of Incentive Units through the payroll system of the Surviving Company and its Subsidiaries;

(n)                                 the Blocker Corp shall deliver to Purchaser a certification dated as of the Closing Date that interests in the Blocker Corp are not U.S. real property interest as of such date, as described in Section 1.897-2(g)(1)(ii)(A) of the Treasury Regulations promulgated under the Code;

(o)                                 the Blocker Seller shall deliver to the Purchaser stock certificates representing all of the Shares, which certificates shall be endorsed to the Purchaser or accompanied by stock powers executed in blank; and

(p)                                 the Representative and the paying agent shall enter into a paying agent agreement in the form of Exhibit M hereto (the “Paying Agent Agreement”).

3.03                        Required Withholding.  The Purchaser shall, or shall cause the Surviving Company to, deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Units or Options such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provision of federal, state, local or foreign Tax law (including, for avoidance of doubt, as a result of the vesting of any Incentive Units for which elections under Section 83(b) of the Code were not made), taking into account any applicable exemption under such law.  To the extent such amounts are so deducted or withheld and paid to the appropriate taxing authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and the Merger Sub that, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”); provided, any information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in this Article IV, in each case, if the relevance of the disclosure set forth in such Schedule to another Schedule or any representation or warranty that is not expressly qualified by such Schedule is reasonably apparent on the face of such disclosure:

4.01                        Organization And Organizational Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite limited liability company power and authority and, except as would not, individually or in the aggregate, have a Material Adverse Effect, all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted.  The Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  The Organization Schedule sets forth a complete and accurate list of each such jurisdiction in which the Company is required to be qualified to do business.  The Company has made available to the Purchaser correct and complete copies of its certificate of formation and limited liability company agreement, which documents reflect all amendments made thereto.  Copies of the minute books containing the records of meetings of the Unitholders and board of managers of the Company have been made available to the Purchaser, and such copies are correct and complete in all material respects.  The Company is not in default under or in violation of any provision of its certificate of formation or limited liability company agreement currently in effect.

4.02                        Subsidiaries.

(a)                                 Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on the Subsidiaries Schedule.  Except as set forth on the Subsidiaries Schedule, the Company or a Subsidiary thereof owns all of the issued and outstanding stock, partnership interests, limited liability company interests or other equity ownership interests in each Subsidiary of the Company listed on the Subsidiaries Schedule, in each case free and clear of all Liens (except for Permitted Liens), and all such stock, partnership interests, limited liability company interests or other equity ownership interests have been duly authorized and are validly issued, fully paid and nonassessable (to the extent such concepts are applicable to such interests) and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights.  Except as set forth on the Subsidiaries Schedule, no Subsidiary listed thereon has any other stock, partnership interests, limited liability company interests, equity ownership interests or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, profits interests, commitments or other rights or arrangements outstanding that provide for the sale or issuance of any of the foregoing by the Company or its Subsidiaries.  There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to any Subsidiary listed on the Subsidiaries Schedule. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the stock, partnership interests, limited liability company interests or equity ownership interests of any Subsidiary listed on the Subsidiaries Schedule.  There are no agreements or other obligations (contingent or otherwise) that require the Company or its Subsidiaries to repurchase or otherwise acquire or retire any of the stock, partnership interests, limited liability company interests or equity ownership interests of any Subsidiary listed on the Subsidiaries Schedule.

(b)                                 Each of the Subsidiaries listed on the Subsidiaries Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority and, except as would not, individually or in the aggregate, have a Material Adverse Effect, all authorizations, licenses and permits, necessary to own its properties and to carry on its businesses as now conducted.  Each such Subsidiary is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  The Subsidiaries Schedule sets forth a complete and accurate list of each jurisdiction in which each Subsidiary listed thereon is incorporated or organized and required to be qualified to do business.  The Company has no Subsidiaries other than those listed on the Subsidiaries Schedule.  The Company has made available to the Purchaser correct and complete copies of the organizational documents for each of its Subsidiaries, which documents reflect all amendments made thereto. Copies of the minute books containing the records of meetings of the equityholders and boards of directors or managers of each Subsidiary have been made available to the Purchaser, and such copies are correct and complete in all material respects. None of the Company’s Subsidiaries are in default under or in violation of any provision of their respective organizational documents as currently in effect.

4.03                        Authorization; No Breach; Valid and Binding Agreement.

(a)                                 The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite limited liability company action of the Company, including providing the requisite notice to the holders of the Required Interest (as defined therein) pursuant to Section 4.1(c)(ii) of the limited liability company agreement of the Company as in effect immediately prior to the Effective Time, and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents by the Company or the consummation of the transactions contemplated hereby or thereby.  The Company has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each of the other Transaction Documents.

(b)                                 Except as set forth on the Authorization Schedule, the execution, delivery and performance by the Company of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any breach of the terms, conditions or provisions of the Company’s or its Subsidiaries’ certificates or articles of formation or incorporation, bylaws or limited liability company agreements (or similar organizational documents), (ii) conflict with or violate any Law to which the Company or its Subsidiaries is subject or (iii) constitute a breach or default under (with or without notice or lapse of time, or both), result in a violation of, result in the creation of any Lien upon any assets of the Company or its Subsidiaries under, or require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or other Governmental Entity or other Person under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company or its Subsidiaries is a party or otherwise bound.

(c)                                  Assuming the due authorization, execution and delivery by each of the Blocker Seller, the Purchaser and the Merger Sub of this Agreement and the other Transaction Documents to which they are a party, this Agreement constitutes, and upon their execution and delivery, the other Transaction Documents to which the Company is to become a party will constitute, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04                        Capitalization.

(a)                                 As of the date hereof, the Capitalization Schedule sets forth (i) the number of the Company’s issued and outstanding Class A Preferred Units (the “Class A Preferred Units”), Class B Preferred Units (the “Class B Preferred Units”) and Common Units (the “Common Units”), and (ii) the number of outstanding Options.  All such Units and Options are owned of record by the Unitholders and Optionholders in the amounts set forth on the Capitalization Schedule, and all of the outstanding Units have been duly authorized and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights.  Except as set forth on the Capitalization Schedule, the Company does not have any other limited liability company interests, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, profits interests, commitments or other rights or arrangements outstanding that provide for the sale or issuance of any of the foregoing by the Company or its Subsidiaries.  Except as set forth on the Capitalization Schedule, there are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company.  Except as set forth on the Capitalization

Schedule, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the limited liability company interests or other equity securities of the Company.  Except as set forth on the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) other than those contemplated by the transactions hereby that require the Company or its Subsidiaries to repurchase or otherwise acquire or retire any of their respective limited liability company interests or other equity securities.

(b)                                 With respect to the Options, (i) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary limited liability company action of the Company, including approval by the board of managers of the Company, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the Unitholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly and timely executed and delivered by each party thereto, (ii) each such grant was made in material compliance with the terms of the applicable Plan and all applicable Law, (iii) the per share exercise price of each Option was not less than the fair market value of a Common Unit on the applicable Grant Date and (iv) no modifications have been made to any such grants after the Grant Date.

(c)                                  The Indebtedness Schedule sets forth all Indebtedness of the Company and any of its Subsidiaries outstanding as of the date hereof.

4.05                        Financial Statements and Related Matters.

(a)                                 The Financial Statements Schedule attached hereto consists of:  (i) the Company’s unaudited consolidated balance sheet as of March 31, 2013 (the “Latest Balance Sheet”) and the related unaudited consolidated statement of income and cash flows for the three-month period then ended (the “Latest Statement of Income and Cash Flows” and together with the Latest Balance Sheet, the “Unaudited Financial Statements”) and (ii) the Company’s audited consolidated balance sheets as of December 31, 2010, 2011 and 2012, and the related audited consolidated statements of income, cash flows and members’ equity for each of the twelve-month periods then ended (the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”).  Except as set forth on the attached Financial Statements Schedule, the Financial Statements have been prepared in accordance with GAAP (subject in the case of the Unaudited Financial Statements to the absence of footnote disclosures and year-end adjustments), consistently applied, and present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet, other than liabilities and obligations (x) included or disclosed in the Financial Statements, (y) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet (none of which is a liability or obligation for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) or (z) incurred directly in connection with this Agreement or the transactions contemplated hereby.

(b)                                 The Company and its Subsidiaries have established and maintain a system of internal accounting controls which it believes is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any auditor, accountant or representative of the Company or its Subsidiaries has received any adverse written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective accounting controls.

(c)                                  Except as set forth on the Accounts Receivable Schedule, all accounts receivable of the Company and its Subsidiaries that are reflected on the Latest Balance Sheet of the Company or its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further goods are required by the Company or any Subsidiary thereof to be provided and no further services are required to be rendered by the Company or any Subsidiary thereof in order to entitle the Company or the applicable Subsidiary thereof to seek collection of such accounts receivable.  Except as set forth on the Accounts Receivable Schedule, (i) the Accounts Receivable have not been assigned or pledged to any other Person, and (ii) unless paid prior to the Closing Date, the Accounts Receivable are subject to no valid counterclaims, deductions, credits, setoffs or other offsets, other than as set forth in the Company’s and its Subsidiaries’ books and records.

(d)                                 Except as set forth on the Inventory Schedule, the Company’s and its Subsidiaries’ inventory, net of the reserves applicable to such inventory specifically included in the Company’s and its Subsidiaries’ books and records, consists of a quantity and quality which, except as reflected in such reserves, (i) is properly reflected on the Company’s and its Subsidiaries’ books and records in accordance with GAAP (subject to the absence of footnote disclosures and year-end adjustments), (ii) is usable and, with respect to finished goods, saleable in the Ordinary Course of Business without rework or discount, and (iii) the items of such inventory are not damaged, defective, slow-moving or obsolete.  Except as set forth on the Inventory Schedule, the Company and its Subsidiaries has good title to such inventory, free and clear of all Liens, except for Permitted Liens.

(e)                                  Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of the Company or any of its Subsidiaries, including any structured finance or special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Exchange Commission)).

4.06                        Absence of Certain Developments.  Since December 31, 2012, there has not been any Material Adverse Effect.  Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, since December 31, 2012 to the date hereof, the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business, and neither the Company nor its Subsidiaries has:

(a)                                 effected any recapitalization, reclassification, merger, consolidation, equity dividend, equity split or like change in its capitalization;

(b)                                 transferred, issued, sold, pledged, encumbered, disposed or delivered any units or shares of its or its Subsidiaries’ equity securities or issued or sold any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of its or its Subsidiaries’ equity securities, except for issuances of Units upon exercise of outstanding Options or as otherwise expressly contemplated by this Agreement;

(c)                                  amended its or its Subsidiaries’ certificate or articles of formation or incorporation, operating agreement or bylaws or other organizational documents;

(d)                                 sold, assigned or transferred any material portion of its assets, properties or rights, except in the Ordinary Course of Business or pursuant to any agreement set forth on the Contracts Schedule;

(e)                                  materially amended, terminated or accelerated, or exercised or waived any material rights under, any contract required to be disclosed on the Contracts Schedule (or any contract that would be required to be disclosed on the Contracts Schedule, but for the amendment, termination, acceleration, or exercise or waiver of any rights thereunder), or entered into any contract required to be disclosed on the Contracts Schedule, in each case other than in the Ordinary Course of Business;

(f)                                   made any loans or incurred any Indebtedness other than in the Ordinary Course of Business;

(g)                                  made any capital expenditures in excess of $300,000 individually or $500,000 in the aggregate or commitments therefor;

(h)                                 granted any material Lien (other than Permitted Liens) in any of the Owned Real Property or Leased Real Property;

(i)                                     (i) materially increased the compensation or fringe benefits (including vacation or paid-time-off entitlement) of any present or former director, officer, employee, individual consultant or independent contractor of the Company or any of its Subsidiaries, other than compensation raises to employees who are not officers or directors of the Company or any Company Subsidiary, individual consultants and independent contractors which are made in the Ordinary Course of Business and did not exceed 10% with respect to any such Person, (ii) granted any severance, bonus or termination pay to any present or former director, officer, employee, individual consultant or independent contractor of the Company or any of its Subsidiaries, (iii) granted any equity or equity-based awards or (iv) forgiven or discharged in whole or in part any outstanding material loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company or any of its Subsidiaries;

(j)                                    settled, compromised or waived any material right in respect of any material litigation; or

(k)                                 materially accelerated the collection of accounts receivable, materially delayed the purchase of supplies, materially delayed normal capital expenditures, repairs or maintenance, or materially delayed payment of accounts payable or accrued expenses.

4.07                        Title to Properties.

(a)                                 Except as set forth on the Liens Schedule, the Company or its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b)                                 The Leased Real Property Schedule sets forth the address of each parcel of Leased Real Property and a true a complete list of all Real Property Leases for such Leased Real Property (including the date and name of the parties to such Real Property Lease document).  The Leased Real Property constitutes all of the real property leased by the Company and its Subsidiaries.  Except as set forth on the Leased Real Property Schedule, the Leased Real Property leases are valid, binding, enforceable and in full force and effect, and the Company or its Subsidiaries holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws.  The Company has delivered or made available to the Purchaser complete and accurate copies of each of the Real Property Leases.  With respect to each Real Property Lease listed on the Leased Real Property Schedule:

(i)                                     neither the Company nor its Subsidiaries is in default in any material respect under, nor in receipt of any claim of default under, any of such Real Property Leases, and to the Company’s knowledge, no other party under any Real Property Lease is in material default under such Real Property Lease.  No event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company or its Subsidiaries or, to the Company’s knowledge, any other party under any Real Property Lease;

(ii)                                  all required deposits and additional rents due to date pursuant to each Real Property Lease have been paid in full;

(iii)                               no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full;

(iv)                              neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(v)                                 neither the Company nor any of its Subsidiaries has collaterally assigned or granted, other than Permitted Liens, any other Lien in such Real Property Lease or any interest therein.

(c)                                  The Owned Real Property Schedule sets forth a true and complete description of all Owned Real Property.  Except as set forth on the Owned Real Property

Schedule, neither the Company nor any of its Subsidiaries owns any Owned Real Property.  With respect to each parcel of Owned Real Property listed on the Owned Real Property Schedule:

(i)                                     either the Company or a Subsidiary of the Company owns good and valid title to such parcel of real property, free and clear of all Liens, security interests, easements and other restrictions, other than Permitted Liens;

(ii)                                  except as set forth on the Owned Real Property Schedule, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of such parcel of real property;

(iii)                               there are no outstanding options or rights of first refusal to purchase, lease or otherwise obtain title or the right to use or occupy such parcel of real property, any portion thereof or interest therein;

(iv)                              the Company has made available to the Purchaser copies of any title insurance policies (together with copies of any documents of record listed as exceptions to title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of the same in the Company’s possession;

(v)                                 except as set forth on the Owned Real Property Schedule, the Owned Real Property and the Company’s and its Subsidiaries’ current operation thereof is in compliance in all material respects with all applicable zoning, building, set back requirements and other applicable Laws of any Governmental Entity; and

(vi)                              to the knowledge of the Company, no condemnation, requisition or taking by any public authority has been threatened or contemplated, and neither the Company nor any Subsidiary thereof has received any notice of any such condemnation, requisition or taking by a Governmental Entity with respect to the Owned Real Property.  To the knowledge of the Company, there are no public improvements or re-zoning measures proposed or in progress that will result in special assessments against or otherwise adversely affecting any of the Owned Real Property and neither the Company nor any Subsidiary thereof has received any notice of any such proposed public improvements or re-zoning measures by any Governmental Entity.

(d)                                 All improvements, systems, equipment, machinery and fixtures on the Owned Real Property are in good operating condition and repair and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained, ordinary wear and tear excepted.

(e)                                  Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.  The Leased Real Property and the Owned Real Property is adequate to permit the use thereof in the manner that it is currently utilized by the Company and its Subsidiaries.

4.08                        Tax Matters.  Where no applicable pre-Closing period is otherwise specified, with respect to taxable periods ending no earlier than three (3) years preceding the Closing Date, and except as set forth on the attached Taxes Schedule:

(a)                                 (i) The Company and its Subsidiaries have filed all income and other material Tax Returns that they were required to file; (ii) the Company and its Subsidiaries have paid all income and other material Taxes (whether or not shown to be due on such Tax Returns) and have withheld and paid over to the appropriate taxing authority all material Taxes that they were required to withhold from amounts paid or owing to any employee, independent contractor or creditor; (iii) neither the Company nor its Subsidiaries has waived any statute of limitations beyond the date hereof with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency that has not yet been either paid or resolved; and (iv) no audits or administrative or judicial proceedings are pending or being conducted with respect to a material amount of Taxes of the Company or its Subsidiaries.

(b)                                 The Company has not been a “United States real property holding corporation” within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(c)                                  Neither the Company nor its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(d)                                 Neither the Company nor its Subsidiaries is or has been a party to any “listed transaction” as defined in Code §6707A and Regulation §1.6011-4.

(e)                                  All deficiencies asserted in writing or assessments made in writing as a result of any examination of the Tax Returns referred to in Section 4.08(a)(i) have been paid in full or otherwise resolved.

(f)                                   No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Subsidiary has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(g)                                  Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has an obligation under, any agreement, contract or arrangement relating to the apportionment, sharing, assignment or allocation of any Taxes (other than (i) any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course of Business, (ii) property Taxes payable with respect to leased properties and (iii) any other agreements for which Taxes are not the principal subject matter).

(h)                                 Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made prior to the Closing;

(v) election under Section 108(i) of the Code; or (vi) prepaid amount received prior to the Closing.

(i)                                     Each of the Company, Actient Pharmaceuticals LLC and Actient Therapeutics LLC is, and has at all times since its formation been, treated for U.S. federal income tax purposes as a partnership or as a disregarded entity.

(j)                                    No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code.

For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss.

4.09                        Contracts and Commitments.

(a)                                 Except as set forth on the attached Contracts Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any:  (i) collective bargaining agreement or any other agreement with any labor union, or severance agreements, programs, policies or arrangements; (ii) equity purchase, option or similar plan; (iii) contract or agreement for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for or resulting in aggregate compensation in excess of $200,000 per annum, or any consulting or employment agreement with a health care provider entered into in the past twelve (12) months; (iv) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company and its Subsidiaries; (v) guaranty of any obligation for borrowed money or other material guaranty; (vi) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000; (vii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000; (viii) contract or group of related contracts with the same party for the purchase of products or services which provided for payments by the Company or its Subsidiaries in excess of $200,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet or which is reasonably expected as of the date hereof to be greater than $200,000 during any calendar year beginning on or after January 1, 2013; (ix) agreements relating to any completed or pending material business or product acquisition by the Company or its Subsidiaries within the last three (3) years; (x) material license or royalty agreement relating to the use of any third party Intellectual Property (other than off-the-shelf software) for which the royalty payments exceeded $100,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet or which is reasonably expected as of the date hereof to be greater than $100,000 during any calendar year beginning on or after January 1, 2013 (other than employment agreements); (xi) material license or royalty agreement relating to the use by a third party of material Intellectual Property owned by the Company; (xii) contract or agreement with any Affiliate; (xiii) agreement that contains covenants materially limiting the freedom of the Company to compete in any business, industry or geographic area or requiring the Company or its Subsidiaries to exclusively sell, buy, lease or distribute products of any Person or which contain pricing protection or “most favored nation” provisions or minimum purchase or minimum sale obligations; (xiv) material contract with minimum purchase commitments or “take or pay” contract terms; (xv) distribution, vendor, dealership, franchise or service agreement (excluding purchase orders issued or received in the Ordinary Course of Business) relating to the distribution, marketing or sale of its products or services; (xvi) warranty agreement with respect to products sold or services rendered by the Company, co-promotion agreement or managed care contract; (xvii) settlement, conciliation or similar agreement with any governmental entity or pursuant to which the Company will be required after the execution date of this Agreement to pay consideration in excess of $25,000; (xviii) agreement with a Governmental Entity; or (xix) material agreement relating to the subcontracting to another Person of the Company’s obligations under any agreement identified pursuant to items (i) through (xviii) above.

(b)           Except as set forth on the Contracts Schedule, true and correct copies of all written contracts, agreements, settlements and instruments which are referred to on the Contracts Schedule have been made available to the Purchaser and the Merger Sub, in each case together with all amendments, waivers or other changes thereto.  The Contracts Schedule contains an accurate and complete description of all material terms of all oral contracts referred to therein.

(c)           Neither the Company nor its Subsidiaries is in default in any material respect under any contract, agreement, settlement or instrument listed on or required to be listed on the Contracts Schedule, and each such contract, agreement, settlement or instrument is valid, binding, enforceable and in full force and effect as it relates to the Company and its Subsidiaries and, to the Company’s knowledge, as it relates to the other parties thereto, in each case except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  No event has occurred that with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party under any such contract, agreement, settlement or instrument required to be listed on the Contracts Schedule.  Except as set forth on the Contracts Schedule, with respect to each contract, agreement, settlement or instrument required to be set forth on the Contracts Schedule: (i) neither the Company nor any of its Subsidiaries has received written notice of the intention of any party to such contract, agreement, or instrument to decrease the rate of business, cancel, terminate or renegotiate any such contract, agreement or instrument; and (ii) to the Company’s knowledge, there has not been any breach by any other party to such contract, agreement, settlement or instrument.

4.10        Intellectual Property.

(a)           The Intellectual Property Schedule contains a true and correct list of: (i) registered Intellectual Property and all applications for the registration of Intellectual Property rights owned by the Company or any of its Subsidiaries (“Owned Intellectual Property”) that is material to the operation of the businesses of the Company or any of its Subsidiaries as presently conducted, and (ii) all contracts pursuant to which the Company and its Subsidiaries is licensed by a third party to use any Intellectual Property rights that are material to the business of the Company or any of its Subsidiaries (other than Shrink-Wrap Licenses, defined below) (in each case, indicating whether the item listed is licensed from a third party or owned by the Company or its Subsidiaries, and identifying such third party or the Company or its Subsidiaries).  For purposes of this Agreement, “Shrink-Wrap Licenses” means “shrink-wrap,” “click-wrap,” or “click-through” type licenses for commercially available, non-customized software with an aggregate license fee (per software application, for all users) of less than $50,000.

(b)           Except as set forth on Section (b) of the Intellectual Property Schedule, (i) the Company owns and possesses free and clear of all Liens (except Permitted Liens) all right, title, and interest in and to, the Owned Intellectual Property listed on the Intellectual Property Schedule, and (ii) during the three (3) year period prior to the date of this Agreement: (A) neither the Company nor its Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to any Intellectual Property owned by such third party (including “cease and desist” letters); (B) the Company has not received written notice of the invalidity of any Owned Intellectual Property of the Company; and (C) the Company has not received any written notice that a third party is infringing upon, misappropriating or otherwise violating the Intellectual Property rights of the Company.

(c)           Except as set forth on Section (c) of the Intellectual Property Schedule, to the knowledge of the Company (which, for purposes of clarification, does not include any obligation to conduct a patent, trademark or other search of public registries of Intellectual Property or any other inquiry with respect to Intellectual Property) and except where the failure to do so would not, taken individually or in the aggregate, have a Material Adverse Effect, (i) the Company has the right to use all Intellectual Property currently used in the operation of the Company’s business as currently conducted; (ii) the Company has not infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any third parties, and (iii) no third party has infringed upon, misappropriated, or otherwise violated any Intellectual Property rights owned by the Company.

(d)           The Company and each of its Subsidiaries have obtained from all parties (including current or former employees, consultants and contractors) who have created or developed any portion of, or otherwise who have any rights in or to, the Intellectual Property rights owned by the Company or its Subsidiaries written, valid and enforceable assignments of any such Intellectual Property rights to the Company or its Subsidiaries, except where the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

(e)           Neither the Company nor any of its Subsidiaries has any present or future liability or obligations under any of the agreements set forth on the Terminated Contracts Schedule.

(f)            The Company duly and properly exercised its Purchase Option (as defined in the UCB Agreement) pursuant to and in accordance with the terms and conditions of the UCB Agreement.

(g)           Section 4.09 and this Section 4.10 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to all matters relating to Intellectual Property.

4.11        Litigation; Proceedings.  Except for the Hartley Matter and as set forth on the attached Litigation Schedule, there are, and during the past three (3) years there have been,

no material actions, suits, proceedings, orders, judgments, decrees, or investigations pending or, to the Company’s knowledge, threatened in writing against the Company or its Subsidiaries (or, to the Company’s knowledge, against any of its officers, managers, directors, agents, or employees (in each case, in their capacity as such)), at law or in equity, or before or by any Governmental Entity, and neither the Company nor its Subsidiaries is subject to any outstanding judgment, order, settlement or decree of any court or other Governmental Entity.  There is no claim, action, suit or proceeding pending or, to the Company’s knowledge, threatened, and to the Company’s knowledge there is no governmental investigation or audit pending or threatened, against the Company or its Subsidiaries, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict the Company’s performance under this Agreement or its ability to consummate the transactions contemplated hereby.

4.12        Governmental Consents, etc..  Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and except as set forth on the attached Governmental Consents Schedule, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any transaction contemplated hereby.

4.13        Employee Benefit Plans.

(a)           Section (a) of the Employee Benefits Schedule sets forth a list of each material Plan.

(b)           The Company has made available to Purchaser with respect to each material Plan, to the extent applicable:  (i) a true and complete copy of the Plan document, if any, including any trust agreements, and insurance contracts that implement or fund such a Plan and all amendments thereto; (ii) the most recent determination letter, if any, received by the Company from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Plan; (iii) the most recent financial statements for such Plan, if any; (iv) the most recent actuarial valuation report, if any; (v) the current summary plan description and any summaries of material modifications; and (vi) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the audit opinions, for the most recent plan year.

(c)           Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and its related trust, has received a favorable determination or prototype opinion letter from the Internal Revenue Service, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability for legal noncompliance, penalty or tax under ERISA or the Code.

(d)           With respect to the Plans, all contributions and premium payments required by the terms of a Plan or applicable Law to have been made prior to the date hereof have been made.  Neither the Company nor any of its Subsidiaries has, or could reasonably be expected to have, an obligation to contribute to or any liability (including any withdrawal liability as determined under Title IV of ERISA) with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 or 4971 of the Code, Section 302 of ERISA, or Title IV of ERISA.

(e)           Except as set forth on Section (e) of the Employee Benefits Schedule, there are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to any of the Plans, the assets of any of the trusts under such Plans or the Company or any of its Subsidiaries with respect to the Plans, or against any fiduciary of the Plans with respect to the operation of the Plans (other than routine benefits claims).

(f)            Each Plan has been established, administered and funded in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(g)           Neither the Company nor any of its Subsidiaries has or will have any liability or be subject to any lien relating to any “employee benefit plan” (as defined in Section 3(3) of ERISA) on account of being considered a single employer under Section 414 of the Code with any Person other than the Company or its Subsidiaries.

(h)           Except as set forth on Section (h) of the Employee Benefits Schedule, none of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.  There has been no material violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(i)            Except as set forth on Section (i) of the Employee Benefits Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Plan.

(j)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (excluding, for the avoidance of doubt, any transactions or arrangements initiated by the Purchaser to which the Company or its Subsidiaries are not party prior to the Closing Date) will result in the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(k)           Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered, since October 1, 2004, in good faith compliance with Section 409A of the Code in all material respects.

(l)            Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes (or is required to contribute) to any Plan on behalf of employees located outside of the United States.

(m)          To the knowledge of the Company, each of its and its Subsidiaries’ directors, officers and employees that held any Incentive Units issued on or prior to March 18, 2013 (whether vested or unvested) immediately prior to the Effective Time made an election pursuant to Section 83(b) of the Code with respect to such Incentive Units on or promptly following the date on which such Incentive Units were issued.

4.14        Insurance.  The attached Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries and specifies, with respect to each policy, the insurer, amount of coverage, type of insurance and expiration date relating thereto.  Neither the Company nor its Subsidiaries is in material default with respect to its obligations under any such insurance policy.  Neither the Company nor, during such time as such Person has been a Subsidiary of the Company, any Subsidiary of the Company has been denied insurance coverage.  Each insurance policy listed on the Insurance Schedule is in full force and effect.  To the Company’s knowledge, there has not been any failure to give any notice or present any claim under any insurance policy in a timely fashion.  There are currently no unpaid (and past due) premiums under its insurance policies, nor has there been any written notice from any of the Company’s insurers to the Company or its Subsidiaries that any coverage listed on the Insurance Schedule may not be available in the future on substantially the same terms as currently in effect.  Except as set forth on the Insurance Schedule, no written notice of cancellation or nonrenewal with respect to, material increase in any premium thereof or disallowance of any claim under, any insurance policy has been received by the Company or its Subsidiaries.  The Insurance Schedule also contains a list of all outstanding bonds and other surety arrangements issued or entered into in connection with the business of the Company and its Subsidiaries.  Except as set forth on the Insurance Schedule, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies.

4.15        Governmental Licenses and Permits.  The attached Permits Schedule contains a complete listing of all material approvals, filings, permits, licenses, certificates and other authorizations of any Governmental Entity, or other similar rights (collectively, “Permits”) owned, possessed or held by the Company or its Subsidiaries in connection with the conduct of their business as presently conducted. The Permits identified on the Permits Schedule comprise all material Permits required for the Company and its Subsidiaries to conduct their business as presently conducted and are in full force and effect, except for such Permits the failure of which to possess or be in compliance with would not have a Material Adverse Effect. The Company and its Subsidiaries are in material compliance with the terms and conditions of such Permits. Except as otherwise set forth on the attached Permits Schedule, during the past (3) years, neither the Company nor any of its Subsidiaries has received written or, to the Company’s knowledge, oral notices from any Governmental Entity that it is in violation of any of the terms or conditions of such Permits. To the Company’s knowledge, no loss or expiration of any such Permit is pending or threatened, other than expiration in accordance with the terms thereof.

4.16        Compliance with Laws.  Except as otherwise set forth on the attached Compliance with Laws Schedule, for the past three (3) years, (a) the Company, its Subsidiaries and to the Company’s knowledge, their respective officers, directors, agents (in their capacity as such), and employees have complied in all material respects with and are in material compliance with all applicable Laws that are applicable to the business, business practices of the Company or its Subsidiaries, (b) no claims, written notices, charges, complaints, actions, suits, investigations, proceedings or hearings have been filed (other than any of the foregoing that is sealed under an order of protection or afforded similar confidential treatment by a Governmental Entity) or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging a material violation of any such applicable Law and (c) to the Company’s knowledge, the Company has not received oral notice of any such material violation.  Except as otherwise set forth on the Compliance with Laws Schedule, during the past three (3) years the Company’s products and product candidates have been developed, tested, manufactured and stored, as applicable, in compliance in all material respects with all applicable Laws.

4.17        FDA Regulatory Compliance.  Except as otherwise set forth on the attached FDA Regulatory Schedule:

(a)           The Company and each of its Subsidiaries are in compliance in all material respects with all applicable FDA Laws administered or issued by the FDA or any applicable, comparable Governmental Entity (such as the Drug Enforcement Administration (the “DEA”)), including requirements related to development, clinical and non-clinical evaluation, 510(k) premarket notification, investigational new drug applications, new drug applications, abbreviated new drug applications, establishment registration and product listing, medical device reporting, adverse drug experience reporting, field alert reporting, corrections and removals, recalls, quality system regulation, good manufacturing practices, product warranties (with respect to medical devices), distribution, importation, exportation, use, handling, quality, sale, labeling, promotion, or advertising and other premarket and postmarket requirements or commitments of any drug or medical device or controlled substance subject to regulation by the Drug Enforcement Administration under the Controlled Substances Act.

(b)           During the past three (3) years neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of the directors, officers, or employees of the Company or any of its Subsidiaries has been charged with, nor received any notice or other communication from the FDA or any other Governmental Entity alleging, any material violation of any FDA Laws by the Company or any of its Subsidiaries relating to its business.  To the Company’s knowledge, the Company and its Subsidiaries, and the directors, officers, or employees of the Company and its Subsidiaries, are not the subject of any investigation that is pending, proposed, or threatened by the FDA or any comparable Governmental Entity.  Neither the Company nor any of its Subsidiaries is subject to any obligation arising under any civil or criminal judicial, administrative, or regulatory action, FDA inspection, FDA warning letter, FDA untitled letter, FDA notice of violation letter, or other communication from the FDA or a comparable Governmental Entity, including the DEA, or other notice, response or commitment made to or with the FDA or a comparable Governmental Entity, including the DEA.  During the past three (3) years, the Company and its Subsidiaries have not received any information regarding, nor have knowledge of, any facts or circumstances that furnish any reasonable basis for any future civil or criminal judicial, administrative, or regulatory action, Form FDA-483 inspectional observations, untitled letter, notice of violation letter, warning letter, or similar communication from the FDA, or any comparable Governmental Entity, including the DEA.  To the knowledge of the Company, no director, officer, or employee of the Company or any of its Subsidiaries, or any consultant or agent of the Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a.

(c)           No seizure, denial, withdrawal, recall, detention, field notification, field correction, termination or suspension of manufacturing or marketing, import alert, or safety alert relating to any of the Company’s or its Subsidiaries’ products has been initiated, proposed, requested, or threatened by FDA or a comparable Governmental Entity, including the DEA, within the past three (3) years.  The Company and its Subsidiaries have not received any information regarding, nor have knowledge of, any facts or circumstances reasonably likely to cause any such action.

(d)           Each filing, submission, or other communication to the FDA or any comparable Governmental Entity, including the DEA, in any other jurisdiction made by the Company or any of its Subsidiaries within the past three (3) years was true, accurate and complete in all material respects as of the date made.  To the knowledge of the Company, there is no false or misleading information or significant omission in any product application or other submission to the FDA or other comparable Governmental Entity, including the DEA, made by the Company or any of its Subsidiaries within the past three (3) years.  The Company and each of its Subsidiaries have notified the FDA and all such Governmental Entities, including the DEA, of any changes to such filings or submissions as required by Law.

(e)           The Company and/or its Subsidiaries are the sole and exclusive owners of the pending, cleared, and approved abbreviated new drug applications, new investigational drug applications, and 510(k) premarket notifications set forth on the Drug/Device Applications Schedule, each of which is valid and existing in full force and effect, and may be assigned to, transferred to or assumed by the Purchaser in accordance with this Agreement.  To the Company’s knowledge, neither the FDA nor any other comparable Governmental Entity, including the DEA, has notified the Company that it is considering limiting, suspending or revoking any such Regulatory Permit and Exemption or changing the regulatory classification or labeling of any Product.  To the Company’s knowledge, no third party that is a supplier, manufacturer or contractor for the Company or any of its Subsidiaries has been subject to civil or criminal judicial, administrative, or regulatory action during the past three (3) years alleging material violation of FDA Laws, including receipt of an FDA warning letter, FDA untitled letter, FDA notice of violation letter, FDA-483 inspectional observations, or other communications from the FDA or comparable Governmental Entities, including the DEA, relating to the manufacture of the Products or product components for the Company or its Subsidiaries.

4.18        United States Healthcare Fraud and Abuse Law Compliance.

(a)           Neither the Company nor any of its Subsidiaries, nor any of the officers, directors or employees of the Company or its Subsidiaries:  (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid or any other Federal Health Care Program; (ii) has been debarred, excluded or suspended, or threatened with exclusion, from participation in Medicare, Medicaid or any other Federal Health Care Program; (iii) has had a civil monetary penalty assessed or threatened against it under Section 1128A of the Social Security Act; (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or the U.S. Department of Health and Human Services Office of Inspector General’s List of Excluded Individuals/Entities; or (v) to the knowledge of the Company, is the target or subject of any current or potential investigation relating to any Medicare, Medicaid or other Federal Health Care Program-related offense.

(b)           During the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of the officers, directors or managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company or its Subsidiaries has engaged in any activity in violation of:  the federal or state laws governing their participation in Title XVIII or Title XIX of the Social Security Act (the Medicare or Medicaid programs, respectively); the Federal Health Care Laws or related regulations; or substantially similar state laws or regulations; including:

(i)            making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)           making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)          soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Federal Health Care Program, or (B) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any Federal Health Care Program; or

(iv)          offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program, or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program.

(c)           During the past three (3) years no Person has filed (other than any claim or action that is sealed under an order of protection or afforded similar confidential treatment by a Governmental Entity) or, to the knowledge of the Company, has threatened to file against the Company or any of its Subsidiaries a claim or action under any federal or state whistleblower statute, including the False Claims Act (31 U.S.C. § 3729 et seq.).

(d)           During the past three (3) years neither the Company nor any of its Subsidiaries has received any notice of adverse finding, warning letter, notice of violation or similar communication from any Governmental Entity concerning compliance or alleged non-compliance with any federal or state law governing its participation in Title XVIII or Title XIX of the Social Security Act (the Medicare or Medicaid programs, respectively); any of the Federal Health Care Laws or related regulations; or any substantially similar state law or regulation.

(e)           Neither the Company nor any of its Subsidiaries is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any Governmental Entity concerning compliance with any federal or state law governing its participation in Title XVIII or Title XIX of the Social Security Act (the Medicare or Medicaid programs, respectively); any of the Federal Health Care Laws or related regulations; or any substantially similar state law or regulation.

(f)            The Company and its Subsidiaries routinely submit all bills, claims and reports to Federal Health Care Programs for services, items or goods actually provided to persons qualified under such Federal Health Care Programs to receive such services, items or goods.  The regular practice of the Company and its Subsidiaries is that all such bills, claims and reports are complete and accurate and are prepared in compliance with all applicable Laws.

(g)           Other than as identified in the attached United States Healthcare Fraud and Abuse Law Compliance Schedule, neither the Company nor any of its Subsidiaries have any outstanding overpayments or refunds due to any Federal Health Care Program except amounts arising from and subject to the Company’s or Subsidiary’s, as the case may be, regular practice of identifying and resolving such overpayments or refunds.

(h)           During the past three (3) years, neither the Company nor any of its Subsidiaries have been audited or surveyed in connection with any Federal Health Care Program other than audits or surveys that are disclosed on the United States Healthcare Fraud and Abuse Law Compliance Schedule.

(i)            Where acting as a durable medical equipment supplier, each of the Company and its Subsidiaries, as applicable, is certified for participation and reimbursement under all applicable Federal Health Care Programs.

(j)            During the past three (3) years neither the Company nor any of its Subsidiaries has received any written notice indicating that its qualification as a participating supplier in a Federal Health Care Program is to be terminated or withdrawn, and, and to the knowledge of the Company, there are no facts or circumstances that would be reasonably likely to cause its qualification as a participating supplier in a Federal Health Care Program to be terminated or withdrawn.

4.19        HIPAA; HITECH Compliance.  Except as otherwise set forth on the attached HIPAA; HITECH Compliance Schedule:

(a)           To the extent applicable, the Company and its Subsidiaries comply, and during the past three (3) years have complied, in all material respects, with: (i) HIPAA; (ii) the HIPAA Regulations; (iii) the Health Information Technology for Economic and Clinical Health Act at Section 13400 et seq. of the American Recovery and Reinvestment Act of 2009 and regulations promulgated thereunder; and (iv) the Health Information Laws.  Neither the

Company nor any of its Subsidiaries is under investigation or subject to any outstanding fine or criminal or civil penalty by any Governmental Entity for reasons of violation or alleged violation of any Health Information Law.

(b)           During the past three (3) years, neither the Company nor any of its Subsidiaries has had any unauthorized use or disclosure of Protected Health Information that would constitute a breach under a federal or state data breach notification or similar law that requires notification under such data breach notification law.

(c)           The Company and its Subsidiaries comply, and during the past three (3) years have complied, with all applicable Privacy Commitments.  The Company and its Subsidiaries have put into place contractual commitments with its customers, subcontractors and other third parties as are required by applicable Health Information Laws and applicable Privacy Commitments.  The Company and its Subsidiaries have undertaken all necessary surveys, audits, inventories, reviews, analyses and assessments (including any risk assessments) required under applicable provisions of the Health Information Laws.

(d)           Neither the Company nor any of its Subsidiaries outsources any operation or gives access to customer data to an overseas entity.  Except as set forth on the HIPAA; HITECH Compliance Schedule, neither the Company nor any of its Subsidiaries has sold Protected Health Information to any third party.

(e)           During the past three (3) years, neither the Company nor any of its Subsidiaries has received an inquiry from the Federal Trade Commission, the Office of Civil Rights of the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, a State Attorney General or any other Governmental Entity regarding a possible violation of any of the Health Information Laws.

4.20        Names and Locations.  Except as otherwise set forth on the attached Names and Locations Schedule, during the past five (5) years, the Company and its Subsidiaries have not used any name or names under which they have invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the names set forth in this Agreement and the Schedules hereto.  During the past five (5) years, neither the Company nor any Subsidiary has reincorporated or reorganized in a different jurisdiction.

4.21        Customers and Suppliers.  The attached Customers and Suppliers Schedule lists the ten (10) largest customers based on the gross revenues of the Company and its Subsidiaries on a consolidated basis for the most recent fiscal year and the three (3) month period ended as of the date of the Latest Balance Sheet (and the revenues generated from such customer).  Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice from any such customer (including distributors) set forth on the Customers and Suppliers Schedule to the effect that (and the Company has no knowledge of any written or oral notice that) any such customer will stop, or materially decrease the rate of, buying Products of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Customers and Suppliers Schedule lists the ten (10) largest vendors, suppliers or service providers based on the gross expenses of the Company and its Subsidiaries on a consolidated basis for the most recent fiscal year and the three (3) month period ended as of the date of the Latest Balance Sheet (and the amounts paid to each such Person during such periods).  Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice from any such Person listed on the Customers and Suppliers Schedule to the effect that (and the Company has no knowledge of any written or oral notice that) any such Person will stop, materially decrease the rate of, or materially increase the price of supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).

4.22        Environmental Compliance.  Except as set forth on the attached Environmental Schedule:

(a)           The Company and its Subsidiaries are in material compliance with all applicable Environmental Requirements.  The Company and its Subsidiaries have not received, during the past three (3) years, any communication (written or oral) from any Person alleging that the Company or any of its Subsidiaries is not in such material compliance.

(b)           The Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under Environmental Requirements and are in material compliance with all terms and conditions of such permits, licenses and other authorizations.

(c)           There is no material Environmental Claim pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or, to the Company’s knowledge, against any Person or entity whose liability for any Environmental Claim the Seller has or may have retained or assumed either contractually or by operation of law.

(d)           Neither the Company nor any its Subsidiaries, and to the Company’s knowledge, no other Person has Released any Hazardous Materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or its Subsidiaries, except for such substances used, and wastes generated therefrom, in the Ordinary Course of Business (which substances and wastes, if any, were and are stored or disposed of in material compliance with applicable Environmental Requirements or in a manner that would not reasonably be expected to give rise to an Environmental Claim).

(e)           Neither the Company nor any of its Subsidiaries is subject to any material judgment, order or decree of any court or other Governmental Entity that is outstanding and was issued pursuant to Environmental Requirements.

4.23        Affiliated Transactions

(a)           Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, manager, equityholder, member or Affiliate of the Company or any of its Subsidiaries or, to the Company’s knowledge, any individual in such officer’s, director’s, manager’s, equityholder’s or member’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any material property, real or personal or mixed, tangible or intangible, used by the Company or any of its Subsidiaries, other than any equity interests set forth on the Capitalization Schedule and any agreements set forth on the Contracts Schedule.

(b)           On or prior to the date hereof, each of the agreements set forth on the Terminated Affiliated Transactions Schedule was terminated, and neither the Company nor any of its Subsidiaries has any further liabilities, rights or obligations thereunder.

4.24        Employees.

(a)           None of the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, there are not any activities or proceedings of any labor union to organize any such employees.  To the Company’s and its Subsidiaries’ knowledge: (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company or any of its Subsidiaries or any employee thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or threatened against or affecting the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees in the past three (3) years; (iii) there is no representation claim or petition pending before any applicable Governmental Entity; and (iv) there are no charges with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b)           Each of the Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Laws relating to employment, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, employment verification, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, overtime, and the collection and payment of withholding and/or social security Taxes.

(c)           In the last three (3) years, none of the Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar Law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law.  Each of the Company and its Subsidiaries is, and for the last three (3) years has been, in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended and each similar state or local Law.

(d)           Prior to the date hereof, the Company delivered to the Purchaser a list of all employees of the Company or any of its Subsidiaries that are, or were within the past six months, on long-term disability or other unpaid medical leave, or leave due to a workplace injury covered by a workers’ compensation policy or program incurred more than six months prior to the Closing Date.

(e)           Neither the Company nor, to the knowledge of the Company or any of its Subsidiaries, any of the Company’s or its Subsidiaries’ employees or individual independent contractors is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company or any of its Subsidiaries or that would materially conflict with the Company’s or any of its Subsidiaries’ business as currently conducted.

4.25        Approval of Merger by Unitholders.  On the basis of the limited liability company agreement of the Company as in effect immediately prior to the Effective Time and the Delaware LLC Law, the approval of this Agreement and the Merger, by vote or written consent, of a majority of the outstanding Class A Preferred Units is the only vote of any class or series of the equity interests of the Company required to approve this Agreement and the transactions contemplated by this Agreement (the “Company Unitholder Approval”).  The execution and delivery of the Written Consent satisfies the Company Unitholder Approval.  None of the holders of the Class A Preferred Units nor any other Units or Options will be entitled to any “dissenter’s rights,” “appraisal rights” or any similar remedies under Delaware LLC Law or any other applicable law in connection with the consummation of the transactions contemplated hereby.

4.26        Brokerage.  Except for the Persons listed on the attached Brokerage Schedule, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.  The full amount of any such brokerage commissions, finders’ fees or similar compensation is included as a Transaction Expense on the Preliminary Statement.

4.27        The Blocker Seller.

(a)           Capacity, Power and Authority; Absence of Conflicts.  The Blocker Seller possesses full right, capacity, power and authority to enter into and carry out the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Blocker Seller.  Assuming the due authorization, execution and delivery by each of the Company, the Purchaser and the Merger Sub of this Agreement and the other Transaction Documents to which they are a party, this Agreement constitutes, and upon their execution and delivery, the other Transaction Documents to which the Blocker Seller is to become a party will constitute, valid and binding obligations of the Blocker Seller, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  The execution, delivery and performance by the Blocker Seller of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any breach of the terms, conditions or provisions of the Blocker Seller’s certificate of incorporation or bylaws, (ii) conflict with or violate any Law to which the Blocker Seller is subject or (iii) constitute a breach or default under (with or without notice or lapse of time, or both), result in a violation of, result in the creation of any Lien upon any assets of the Blocker Seller under, or require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or other Governmental Entity or other Person under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Blocker Seller is a party or otherwise bound.

(b)           Ownership of the Shares; No Other Equity Interests.  The Shares constitute 100% of the issued and outstanding capital stock of the Blocker Corp.  The Blocker Seller is the sole legal and beneficial owner of the Shares, free and clear of any Liens, other than those imposed by federal or state securities laws, and at the Closing will transfer and convey to the Purchaser good, marketable and valid title to and complete ownership of all such Shares, free and clear of all Liens, other than those imposed by federal or state securities laws.  The Blocker Seller has the legal right, power and authority to sell to the Purchaser the Shares.  The Blocker Seller has no other equity, security, derivative security, phantom security, stock appreciation right or equity-based interest (or right to any such interest) in or with respect to the Blocker Corp or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Blocker Corp.

4.28        The Blocker Corp.

(a)           Blocker Corp Organization.  The Blocker Corp is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  The Blocker Corp has made available to the Purchaser complete and correct copies of the charter and bylaws of the Blocker Corp as now in effect, and no amendments thereto are pending.  The charter and bylaws of the Blocker Corp shall be in full force and effect as of the Closing.  The Blocker Corp is not in default under or in violation of any of the provision of its charter or bylaws currently in effect.

(b)           Blocker Corp Capitalization; Subsidiaries and Affiliates.

(i)            The Blocker Corp Capitalization Schedule sets forth all of the Shares as of the date of this Agreement and the holder of record thereof.  The Shares have been duly authorized and validly issued in accordance with applicable Law and are fully paid and non-assessable.  Except for the Shares, there is no other issued and outstanding capital stock of the Blocker Corp, or securities convertible into or exchangeable or exercisable for capital stock outstanding, and there are no outstanding phantom equity, stock appreciation rights, options, warrants, rights, contracts, commitments, voting trusts, proxies, understandings or arrangements by which the Blocker Corp is bound to issue, transfer, repurchase, redeem or otherwise acquire or retire any capital stock or other securities of the Blocker Corp.

(ii)           Other than the Units set forth on the Capitalization Schedule, the Blocker Corp does not own any capital stock or other equity securities of any Person and does not have any other type of interest (whether ownership or other) in any other Person.  The Blocker Corp is not subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person.

(c)           Consents and Approvals.  Except for compliance with the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any

Governmental Entity is required to be made or obtained by the Blocker Corp in connection with the consummation of the transactions contemplated by this Agreement.  No consent, approval or authorization of, or notice to any counterparty to any contract to which the Blocker Corp is bound must be made or obtained by the Blocker Corp in connection with the consummation of the transactions contemplated by this Agreement.

(d)           Blocker Corp Operations; No Liabilities or Obligations.  The Blocker Corp, since the date of its incorporation, has not carried on any business or conducted any operations other than acquiring and holding ownership (directly or indirectly) in the Company.  Other than with respect to the ownership of the Units set forth on the Capitalization Schedule, or as contemplated by this Agreement, the Blocker Corp has no assets or liabilities except as set forth on the Blocker Corp Balance Sheet Schedule.

(e)           Blocker Corp Tax Matters.

(i)            The Blocker Corp has filed all federal income and other material Tax Returns that are required to be filed by it.  All income and other material Taxes required to be paid by the Blocker Corp have been fully paid (whether or not shown to be due on such Tax Returns), and all material Taxes which the Blocker Corp is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid to the appropriate taxing authority.

(ii)           There are no pending audits or similar examinations with respect to any Tax Return of or with respect to the Blocker Corp, nor has the Blocker Corp received any notice from a taxing authority that it intends to conduct such an audit or investigation.  All deficiencies asserted or assessments made as a result of any past examinations by any taxing authority of the Tax Returns of, or including, the Blocker Corp have been fully paid.

(iii)          The Blocker Corp has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv)          The Blocker Corp has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(v)           The Blocker Corp has not been a “United States real property holding corporation” within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(iii).

(vi)          No claim has been made in writing by any Tax authority in a jurisdiction where the Blocker Corp has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(vii)         The Blocker Corp will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made prior to the Closing; (v) election under Section 108(i) of the Code; or (vi) prepaid amount received prior to the Closing.

(viii)        There are no Liens as a result of any unpaid Taxes upon any of the assets of the Blocker Corp, other than Liens for Taxes not yet due and payable.

For the avoidance of doubt, no representation or warranty is made concerning the existence or amount of any net operating loss.

4.29        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, each of the Purchaser and the Merger Sub acknowledges that none of the Company, the Sellers nor any other Person on behalf of the Company makes any other express or implied representation or warranty (a) with respect to the Company or any of its Subsidiaries, (b) with respect to any other information provided to the Purchaser or the Merger Sub or (c) in connection with the transactions contemplated by this Agreement.  Neither the Company nor any other Person will have or be subject to any liability to the Purchaser, the Merger Sub or any other Person resulting from the distribution to the Purchaser or the Merger Sub, or the Purchaser’s or the Merger Sub’s use of any such other information, including any information, documents, projections, forecasts or other material made available to the Purchaser, the Merger Sub or its or their representatives in certain “data rooms” or management presentations or otherwise in expectation of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUB

The Purchaser and the Merger Sub represent and warrant to the Sellers and the Company that, except as set forth in the Disclosure Schedules; provided, any information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in this Article V, in each case, if the relevance of the disclosure set forth in such Schedule is reasonably apparent on the face of such disclosure:

5.01        Organization and Organizational Power.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.  The Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

5.02        Authorization.  The execution, delivery and performance by each of the Purchaser and the Merger Sub of this Agreement and the other Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby, and the performance of their obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate or limited liability company action, as the case may be, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.  The Purchaser and Merger Sub have duly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each of the other Transaction Documents to which they are a party.  Assuming the due authorization, execution and delivery by each of the Company and the Blocker Seller of this Agreement and the other Transaction Documents to which they are a party, this Agreement constitutes, and upon their execution and delivery, the other Transaction Documents to which the Purchaser or Merger Sub is to become a party, will constitute, valid and binding obligations of each of the Purchaser and the Merger Sub, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  No vote of the holders of any class or series of capital stock of the Purchaser or the Merger Sub (other than the consent of the Purchaser which has been obtained) is required to adopt this Agreement and approve the transactions contemplated hereby.

5.03        No Violation.  Neither the Purchaser nor the Merger Sub is subject to or obligated under its certificate or articles of incorporation or formation, its bylaws or its operating agreement (or similar organizational documents), any Law, or any material permit, agreement or instrument, or any license or franchise, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by either of the Purchaser’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04        Governmental Consents.  Except for the applicable requirements of the HSR Act and except as set forth on the attached Purchaser Governmental Consents Schedule, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required to be obtained by either of the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05        Litigation.  There are no suits or proceedings pending or, to either of the Purchaser’s or the Merger Sub’s knowledge, threatened in writing against either of the Purchaser or the Merger Sub at law or in equity, or before or by any Governmental Entity, which challenges the validity of this Agreement or would adversely affect or restrict the Purchaser’s or the Merger Sub’s performance under this Agreement or their ability to consummate the transactions contemplated hereby.  Neither the Purchaser nor the Merger Sub is subject to any outstanding judgment, order or decree of any court or other Governmental Entity.

5.06        Brokerage.  Except for the Persons listed on the attached Purchaser Brokerage Schedule, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of either the Purchaser or the Merger Sub.

5.07        Investment Representation.  The Purchaser is acquiring the membership interests of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws.  The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Purchaser acknowledges that the membership interests of the Company have not been registered under the Securities Act, or any state or foreign securities laws and that the membership interests of the Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the membership interests of the Company are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.

5.08        Availability of Funds.  Assuming (x) that the representations and warranties of the Company set forth in Article IV are true and correct in all material respects and (y) the performance in all material respects by the Company of its obligations under this Agreement, the Purchaser and the Merger Sub, in the aggregate, will have at the Closing sufficient cash to make payment of all amounts to be paid by them hereunder on and after the Closing Date.

5.09        The Merger Sub.  The Merger Sub is a newly organized limited liability company, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Prior to the date hereof, the Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  The Merger Sub is a wholly owned Subsidiary of the Purchaser.

5.10        Solvency.  Immediately after giving effect to the transactions contemplated hereby (including the incurrence of any related debt financing and assuming the Assumptions are correct), the Purchaser and each of its Subsidiaries (including the Surviving Company and its Subsidiaries) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated hereby (including the incurrence of any related debt financing and assuming the Assumptions are correct), the Purchaser and each of its Subsidiaries (including the Surviving Company and its Subsidiaries) shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser and its Subsidiaries (including the Surviving Company and its Subsidiaries).  For purposes of this Section 5.10, the “Assumptions” shall mean (i) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Closing and (ii) that information set forth in the Pre-Closing Statement is true and correct in all material respects, subject to any adjustments taken into account in the final determination of the Final Merger Consideration pursuant to Article II, and that any estimates, projections or forecasts of the Company and its Subsidiaries provided to the Purchaser have been prepared in good faith based upon reasonable assumptions, immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents.

5.11        The Warrant and Warrant Shares.  The Warrant has been duly authorized and, when executed and delivered as contemplated hereby, will constitute a valid and legally binding obligation of the Purchaser in accordance with its terms, and the shares of common stock, $0.01 par value per share, of the Purchaser (the “Purchaser Common Stock”) issuable upon exercise of the Warrant (the “Warrant Shares”) have been duly authorized and reserved for issuance upon exercise of the Warrant and, when so issued, will be validly issued, fully paid and non-assessable, free from all Liens and will not be subject to preemptive rights of any other stockholders of the Purchaser.

5.12        SEC Reports.  Except as set forth on the Purchaser SEC Reports Schedule, the reports and forms filed by the Purchaser with the Securities and Exchange Commission under Sections 13(a), 14(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) during the past three (3) years conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Securities and Exchange Commission thereunder.

5.13        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, each of the Representative and the Blocker Seller acknowledges that none of the Purchaser, the Merger Sub, nor any other Person on behalf of the Purchaser or Merger Sub makes any other express or implied representation or warranty (a) with respect to the Purchaser, Merger Sub, or any of their respective Subsidiaries, (b) with respect to any other information provided to the Sellers or the Representative or (c) in connection with the transactions contemplated by this Agreement.  Neither the Purchaser nor any other Person will have or be subject to any liability to the Sellers, the Representative or any other Person resulting from the distribution to the Sellers or the Representative, or their use of any such other information, including any information, documents, projections, forecasts or other material made available to the Sellers, the Representative or its or their representatives or management presentations or otherwise in expectation of the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE PURCHASER

6.01        Access to Books and Records.  From and after the Closing, for a period of seven (7) years, the Purchaser shall, and shall cause the Surviving Company to, provide the Representative and its authorized representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the books and records (for the purpose of examining and copying at the Representative’s expense) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date as may be reasonably necessary for (i) the Representative to prepare and file any Tax Returns or other report or document with any Governmental Entity or (ii) any indemnity claim pursuant to the indemnification provisions hereunder; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Surviving Company or its Subsidiaries, (b) except as necessary for a purpose described in clause (i) or (ii) above, the Representative or its authorized representatives maintain the confidentiality of any information delivered to it pursuant to this Section 6.01, (c) nothing in this Section 6.01 shall require the Purchaser to provide access to, or to disclose any information to, the Representative if such access or disclosure would be in violation of applicable Law or is unrelated to the purposes for which the Representative is permitted access to such information pursuant to the terms of this sentence and (d) nothing in this Section 6.01 shall require the Purchaser to provide access to, or to disclose any information to, the Representative to the extent that such information is subject to an attorney/client or work product privilege; provided, however, that the Purchaser shall, to the extent that the same may be provided in a fashion consistent with the maintenance of such privilege, make reasonable efforts to provide such information and records reasonably required by the Representative or any of its representatives.  Unless otherwise consented to in writing by the Representative, the Purchaser shall not, and shall not permit the Surviving Company or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative such books and records or any portion thereof which the Purchaser or the Surviving Company may intend to destroy, alter or dispose of.

6.02        Director and Officer Liability and Indemnification.

(a)           For a period of six (6) years after the Closing Date, the Purchaser shall not, and shall not permit the Surviving Company or its Subsidiaries to amend, repeal or otherwise modify any provision in the Company’s or its Subsidiaries’ certificate of formation, certification of incorporation, articles of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any officers, managers and/or directors (unless required by Law) in a manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were officers, managers and directors of the Company or its Subsidiaries, it being the intent of the parties that such Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the Law.  The Purchaser shall, and shall cause the Surviving Company and its Subsidiaries to, honor and perform under all indemnification obligations owed to any of the individuals who were officers, managers and/or directors of the Company or its Subsidiaries at or prior to the Closing Date to the maximum extent permitted by applicable Law.

(b)           If the Surviving Company, its Subsidiaries or any of their respective successors or assigns (i) is to consolidate with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company and its Subsidiaries shall assume all of the obligations set forth in this Section 6.02  The provisions of this Section 6.02 are intended for the benefit of, and will be enforceable by, each current and former officer, manager, director or similar functionary of the Company or its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

(c)           Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individuals who were officers, managers or directors of the Company and its Subsidiaries at or prior to the Closing Date or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.02 shall continue in effect solely with respect to any such claim, action, suit, proceeding or investigation until the final disposition of such claim, action, suit, proceeding or investigation.

6.03        Employment and Benefit Arrangements.

(a)           For a period of no less than twelve (12) months following the Closing Date, the Purchaser will provide (or cause an Affiliate of the Purchaser to provide) each employee who continues in employment with the Surviving Company or any of its Subsidiaries following the Effective Time (each, a “Continuing Employee”) with (i) a base salary or an hourly wage rate, as applicable, that is no lower than the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time, and (ii) employee benefits, including, without limitation, health, welfare, retirement and severance benefits (other than equity-based awards), that are substantially similar to those provided by the Company to such employee immediately prior to the Effective Time or provided to similarly situated employees of the Purchaser and its Affiliates from time to time.  Notwithstanding anything to the contrary in this Section 6.03, the Purchaser shall have full discretion with respect to bonuses to be paid to employees for fiscal year 2013 (subject to any pre-existing contract arrangements binding on the Purchaser).  The Purchaser shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation §54.4980B-9.

(b)           For purposes of determining eligibility, vesting, participation and, in the case of vacation and severance programs only, benefit accrual under the Purchaser’s and its Affiliates’ plans and programs providing employee benefits (excluding any defined benefit pension plans) to Continuing Employees after the Closing Date (the “Purchaser Benefit Plans”), each Continuing Employee shall be credited with his or her years of service with the Company (and its predecessors) prior to the Closing Date to the same extent as such Continuing Employee was (or would have been) entitled, before the Closing Date, to credit for such service under Plans, except to the extent providing such credit would result in any duplication of benefits.  In addition, the Purchaser shall (or shall cause an Affiliate of the Purchaser to) use commercially reasonable efforts to cause: (i) each Continuing Employee to be eligible to participate, without any waiting time (other than administrative delays expressly required pursuant to the terms of an applicable Purchaser Benefit Plan), in any and all Purchaser Benefit Plans; (ii) each Purchaser Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to provide that all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Benefit Plan are waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Plans as of the Closing Date), and (iii) each Purchaser Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, the Continuing Employees during the plan year of the applicable Plan during which the Closing occurs with respect to similar Purchaser Benefit Plans.

(c)           Nothing contained in this Section 6.03 shall (i) subject to compliance with the requirements of this Section 6.03, be construed to restrict in any way the ability of the Purchaser, the Surviving Company or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any Continuing Employee, (B) to amend, terminate or modify any Plan or Purchaser Benefit Plan, compensation or benefit arrangement or any other employee benefit plans or programs maintained by the Purchaser, the Surviving Company or their Affiliates at any time or from time to time, or (C) grant any employee any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of the Purchaser, the Surviving Company or any of its Affiliates, including any Plan or Purchaser Benefit Plan, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person.

ARTICLE VII

INDEMNIFICATION

7.01        Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.  Except to the extent a different period is expressly set forth herein, the representations, warranties, covenants and agreements in this Agreement shall survive the Closing and shall terminate on the Applicable Limitation Date.  For purposes of this Agreement, the term “Applicable Limitation Date” shall mean September 30, 2014; provided, that (a) the Applicable Limitation Date with respect to the Fundamental Representations and the representations and warranties set forth in Section 4.08 (Tax Matters), Section 4.16 (Compliance with Laws), Section 4.17 (FDA Regulatory Compliance), Section 4.18 (United States Healthcare Fraud and Abuse Law Compliance), Section 4.19 (HIPAA; HITECH Compliance) shall be September 30, 2015, (b) the Applicable Limitation Date with respect to the covenants and agreements set forth in Article VII (other than Section 7.02(a)(i) as it relates to representations and warranties not listed in clause (a) above and Section 7.02(a)(vii) except as it relates to the first item on the Disclosure Schedules Indemnity Schedule), Section 8.03, Article IX and Article X shall be September 30, 2015 and (c) the covenants and agreements set forth in Section 8.04 (Blocker Seller Release) shall survive in perpetuity and shall not have an Applicable Limitation Date.  No claim for indemnification hereunder for breach of any such representations, warranties, covenants and agreements may be made after the expiration of the Applicable Limitation Date; provided, however, that any obligation under Section 7.02, Section 7.03 and/or Section 8.03 shall not terminate (and shall expressly survive until the final resolution thereof, notwithstanding anything contained herein to the contrary) with respect to any claim in respect of which the Person to be indemnified shall have given notice to the indemnifying party in accordance with this Article VII before the termination of the Applicable Limitation Date.

7.02        Indemnification from the Escrow Account for the Benefit of the Purchaser Parties.

(a)           From and after the Closing (but subject to the provisions of this Article VII and the Escrow Agreement), the Purchaser, on behalf of the Purchaser Parties, shall be entitled to assert, as the Purchaser Parties’ sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby, other than with respect to claims for fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), and only in accordance with the terms of this Article VII and the Escrow Agreement, claims against the Escrow Account and the Earn-Out Amounts in respect of any Losses that the Purchaser Parties determined in good faith may be suffered or incurred by the Purchaser Parties or any of them to the extent arising or resulting from:

(i)            any breach of any representation or warranty set forth herein by the Company, the Representative or the Sellers or in any Exhibit, Schedule or certificate delivered hereunder (it being understood and agreed that the existence of any such breach of any representation or warranty referred to in this clause (i) (other than the first sentence of Section 4.06) and any resulting Losses shall be determined without regard to any qualification or exception contained therein relating to materiality, Material Adverse Effect or any similar qualification standard);

(ii)           any nonfulfillment or breach of any covenant or agreement set forth herein by the Company, the Representative or the Sellers or in any Exhibit, Schedule or certificate delivered hereunder (excluding in all cases any nonfulfillment or breach of the Company or its Subsidiaries that occurs after the Closing);

(iii)          any claim by any current or former holder of Units or Options (but only to the extent that such claim specifically arises out of or relates to such Person’s status as a current or former holder of Units or Options, as the case may be); provided, however, the Purchaser shall not be entitled to indemnification pursuant to this clause (iii) to the extent that such claim arises under Section 7.03;

(iv)          the Hartley Matter;

(v)           any Indebtedness of the Company or its Subsidiaries or any Transaction Expenses, in each case to the extent not taken into account in determining the Final Merger Consideration;

(vi)          the matters set forth on the Specific Indemnity Schedule; or

(vii)         the matters set forth on the Disclosure Schedules Indemnity Schedule.

Notwithstanding the foregoing, other than with respect to claims for fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), no claims by the Purchaser Parties arising from indemnification claims made pursuant to Section 7.02(a)(i) or Section 7.02(a)(vii) shall be asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder from the Escrow Account or through the exercise of the right of set-off in accordance with Section 7.02(c) exceeds, on a cumulative basis, an amount equal to $5,850,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided that, the Deductible shall not apply to any claims by the Purchaser on behalf of the Purchaser Parties (A) to the extent based upon or arising or resulting from any breach of any of the Fundamental Representations or any representation or warranty set forth in Section 4.08 (Tax Matters) or (B) made pursuant to Section 7.02(a)(ii), Section 7.02(a)(iii), Section 7.02(a)(iv), Section 7.02(a)(v), Section 7.02(a)(vi) or Section 8.03.  In addition, other than with respect to claims for fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), (i) no individual claim by the Purchaser on behalf of the Purchaser Parties shall be so asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $25,000 (the “Mini-Basket”) (it being understood that any such individual claims for amounts less than the Mini-Basket shall be disregarded in determining whether the Deductible has been exceeded and thereafter); provided that, the Mini-Basket shall not apply to any claims by the Purchaser on behalf of the Purchaser Parties (A) to the extent based upon or arising or resulting from any breach of any of the Fundamental Representations or any representation or warranty set forth in Section 4.08 (Tax Matters) or (B) made pursuant to Section 7.02(a)(ii), Section 7.02(a)(iii), Section 7.02(a)(iv), Section 7.02(a)(v), Section 7.02(a)(vi) or Section 8.03; and (ii) the aggregate amount of all payments received by the Purchaser Parties (whether from releases from the Escrow Account or through the exercise of the right of set-off in accordance with Section 7.02(c)) in satisfaction of claims for indemnification pursuant to this Section 7.02 and Section 8.03 shall not exceed $43,875,000 (the “Indemnification Cap”).  For the avoidance of doubt, the Purchaser Parties shall only be entitled to receive indemnification payments pursuant to this Section 7.02 with respect to Losses that have actually been suffered or incurred by the Purchaser Parties.

(b)           Except in the case of fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud) or the right to specific performance or other equitable relief in accordance with the terms of this Agreement, the Purchaser Parties’ sole and exclusive remedies for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule or certificate delivered hereunder shall be limited to recovery against the funds then remaining and available in the Escrow Account pursuant to this Section 7.02 and the Escrow Agreement as their first recourse, and thereafter, the right of set-off pursuant to Section 7.02(c); provided that the foregoing shall not limit any rights or remedies of the Purchaser Parties arising pursuant to or in connection with the agreements identified in Section 3.02(h).  The Purchaser, on behalf of itself and the other Purchaser Parties, agrees that other than in the case of fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), pursuant to the agreements required to be delivered pursuant to Section 3.02(h) or indirectly through the payment of all or a portion of the Escrow Amount to the Purchaser Parties if and as required by the terms of this Agreement and the Escrow Agreement and the right of set-off pursuant to Section 7.02(c), under no circumstances will the Representative, the Sellers or any of their Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Parties”) have any liability to the Purchaser or any of its Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Parties”) relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule or certificate delivered hereunder.

(c)           If any Purchaser Party is entitled (pursuant only to an executed settlement agreement between the Purchaser and the Representative or a judgment or decree entered by a court of competent jurisdiction in favor of any Purchaser Party (a “Final Determination”)) to payment of any amount under this Section 7.02 or Section 8.03(a) and if at such time no funds remain in the Escrow Account or if there are good-faith indemnity claims in an amount equal to or exceeding the then-current balance in the Escrow Account, the Purchaser, on behalf of the Purchaser Parties, may set-off, or cause to be set-off, such amount against amounts otherwise payable under pursuant to Section 2.03.  Prior to a Final Determination with respect to any outstanding claim by the Purchaser, on behalf of the Purchaser Parties, under this Section 7.02 or Section 8.03(a), if at such time no funds are available in the Escrow Account to satisfy such claim or if there are good-faith indemnity claims in an amount equal to or exceeding the then-current balance in the Escrow Account, the Purchaser, on behalf of the Purchaser Parties, may withhold, or cause to be withheld, from the amounts otherwise payable under Section 2.03 an amount equal to such outstanding claim and instead deposit such amount (or cause such amount to be deposited) into an escrow account for the benefit of the Sellers and the Purchaser Parties, which amounts shall be released, as appropriate, to the Sellers (through the Paying Agent) or the Purchaser Parties as directed in a Final Determination.  In connection with any amounts deposited into escrow pursuant to the immediately preceding sentence, the escrow amount shall be held by the Escrow Agent, or another escrow agent mutually agreeable to the Purchaser and the Representative, pursuant to an escrow agreement upon the same terms and in substantially the same form as the Escrow Agreement, subject to such modifications as are reasonably acceptable to the Purchaser, the Representative and the escrow agent thereunder.

(d)           None of the Purchaser or the other Purchaser Parties may avoid the limitations on liability set forth in this Article VII by seeking damages for breach of contract, tort or pursuant to any other theory of liability and, except in the case of fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), the Purchaser, for itself and the other Purchaser Parties, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Seller Parties relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any Law or otherwise.  Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the determination of the Final Merger Consideration and in such case, solely to the extent of such inclusion therein.

(e)           All payments made from the Escrow Account shall be treated by the parties as an adjustment to the proceeds received by the Sellers pursuant to Article III hereof.

(f)            (i) Except for the Purchaser pursuant to Section 3.02(c), no Person (including any Seller Party) shall have any obligation to fund the Escrow Account and (ii) other than with respect to any amounts in the Escrow Account which may be used to satisfy indemnification claims outstanding on such date (which amounts shall remain in the Escrow Account until such matters are finally resolved even if such matters are resolved following

September 30, 2014), the Escrow Agent shall transfer the balance of the Escrow Account to the Sellers (pro rata according to each Seller’s Residual Percentage) on September 30, 2014, subject to and in accordance with the terms of the Escrow Agreement.

7.03        Indemnification by the Purchaser for the Benefit of the Sellers.  From and after the Closing (but subject to the provisions of this Article VII), the Representative, on behalf of the Seller Parties, shall be entitled to assert, as the Seller Parties’ sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby, other than with respect to claims for fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud) or the right to specific performance or other equitable relief in accordance with the terms of this Agreement, and only in accordance with the terms of this Article VII, claims in respect of any Losses that the Representative determined in good faith may be suffered or incurred by the Seller Parties or any of them to the extent arising or resulting from:

(a)           any breach of any representation or warranty set forth herein by the Purchaser or the Merger Sub or in any Exhibit, Schedule or certificate delivered hereunder (it being understood and agreed that the existence of any such breach of any representation or warranty referred to in this clause (a) and any resulting Losses shall be determined without regard to any qualification or exception contained therein relating to materiality, material adverse effect or any similar qualification standard);

(b)           any nonfulfillment or breach of any covenant or agreement set forth herein by the Purchaser or the Merger Sub or in any Exhibit, Schedule or certificate delivered hereunder;

(c)           any claim or suit brought against any of the Seller Parties at any time on or after the Closing Date relating to actions taken by the Purchaser, the Surviving Company or their respective Subsidiaries on or after the Closing Date other than any claim or action by the Purchaser pursuant to Section 7.02; or

(d)           any claim or suit pursuant to any obligations set forth on the Guarantees Schedule, but in each case only if a claim has not been made against such guarantee as of the Closing Date.

Any indemnification pursuant to this Section 7.03 shall be delivered to the applicable Seller Parties by wire transfer of immediately available funds to the account or accounts designated by the Representative within fifteen (15) days after the Final Determination thereof.  Notwithstanding the foregoing, other than with respect to claims for fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), no claims by the Representative on behalf of the Seller Parties arising from indemnification claims made pursuant to Section 7.03(a) shall be asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder by the Purchaser in respect of its indemnification obligations hereunder exceeds, on a cumulative basis, an amount equal to the Deductible, and then only to the extent such Losses exceed the Deductible; provided that, the Deductible shall not apply to any claims by the Representative on behalf of the Seller Parties (A) to the extent based upon or arising or resulting from any breach of any of the Fundamental Representations or (B) made pursuant to Section 7.03(b), Section 7.03(c) or Section 7.03(d).  In addition, other than with respect to claims for fraud (in which case a claim for fraud may only be asserted against the Person(s) that committed such fraud), (i) no individual claim by the Representative shall be so asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to the Mini-Basket (it being understood that any such individual claims for amounts less than the Mini-Basket shall be disregarded in determining whether the Deductible has been exceeded and thereafter); provided that, the Mini-Basket shall not apply to any claims by the Representative on behalf of the Seller Parties (A) to the extent based upon or arising or resulting from any breach of any of the Fundamental Representations or (B) made pursuant to Section 7.03(b), Section 7.03(c) or Section 7.03(d); and (ii) the aggregate amount of all payments received by the Seller Parties in satisfaction of claims for indemnification pursuant to this Section 7.03 shall not exceed $43,875,000.  For the avoidance of doubt, the Seller Parties shall only be entitled to receive indemnification payments pursuant to this Section 7.03 with respect to Losses that have actually been suffered or incurred by the Seller Parties.  Notwithstanding anything to the contrary herein, this Section 7.03 shall not limit any rights or remedies of the Seller Parties arising pursuant to or in connection with the Warrant or Registration Rights Agreement.

7.04        Procedures.

(a)           Any Person making a claim for indemnification under this Article VII or under Section 8.03 (an “Indemnitee,” it being understood and agreed that only the Representative shall have the right to make a claim for indemnification under this Article VII on behalf of the Seller Parties and only the Purchaser shall have the right to make a claim for indemnification under this Article VII or Section 8.03 on behalf of the Purchaser Parties) shall notify the Purchaser (in the case of a claim by the Representative on behalf of the Seller Parties) or the Representative (in the case of a claim by the Purchaser on behalf of the Purchaser Parties) (in such context, the Purchaser or the Representative being referred to herein as an “Indemnitor”) of the claim in writing promptly after receiving written notice of any pending or threatened action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof (it being understood that such Indemnitee may assert a claim for indemnification hereunder by sending written notice to the Indemnitor pursuant to the terms of this Agreement, and shall not be required to file an actual claim for indemnification with a Governmental Entity in order to properly deliver a notice of a claim hereunder); provided that (i) subject to Section 7.01, the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent, and only to the extent, the Indemnitor shall have been prejudiced as a result of such failure, and (ii) references to payment obligations or similar references of the Indemnitor when the Indemnitor is the Representative shall only be satisfied out of the funds then remaining and available in the Escrow Account pursuant to Section 7.02 and the Escrow Agreement and the right of set-off pursuant to Section 7.02(c).  In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnitee to indemnity pursuant to this Article VII or under Section 8.03, the Indemnitee shall promptly notify the Indemnitor of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto, but, subject to Section 7.01, failure to provide such notification shall not affect the rights of the Indemnitee hereunder except to the extent set forth in clause (i) to the proviso to the preceding sentence.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof with reputable counsel reasonably acceptable to the Indemnitee; provided that any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; and provided further that the Indemnitor shall not have the right to assume control of such defense and shall pay the fees and expenses of reputable counsel retained by the Indemnitee and reasonably acceptable to the Indemnitor, if the claim which the Indemnitor seeks to control (t) involves a claim that is reasonably likely to have a material adverse effect on the Indemnitee’s reputation, customer or supplier relations or future business prospects, (u) seeks equitable or injunctive relief, except where equitable or injunctive relief is incidental to a primary claim or claims for monetary damages, (v) is brought by a Governmental Entity, except as provided in Section 8.03(j), (w) involves criminal allegations, (x) would reasonably be expected to result in greater liability to the Indemnitee than the Indemnitor, taking into account the Deductible, the Indemnification Cap and other limitations on indemnification herein; (y) is one in which the Indemnitor is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor, or (z) involves a claim which, upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend (each of clauses (t) through (z), a “Litigation Condition”).  Notwithstanding anything herein to the contrary, the Purchaser and the Surviving Company shall be entitled to control the defense of the Hartley Matter; provided that, the Purchaser and the Surviving Company shall permit the Representative, at its own expense, to participate in the defense of the Hartley Matter.

(b)           If the Indemnitor is permitted to assume and control the defense and elects to do so, the Indemnitee shall have the right to employ counsel separate from counsel employed by the Indemnitor in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnitee that are incurred after the Indemnitor’s assumption and control of the defense shall be at the expense of the Indemnitee unless the employment thereof has been specifically authorized by the Indemnitor in writing.

(c)           If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided, that, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim without prejudice.  If the Indemnitee shall control the defense of any such claim due to (i) the Indemnitor’s election not to assume control of the defense of such claim or (ii) is unable to assume control of the defense of such claim due to the existence of one or more Litigation Conditions, the Indemnitee shall not pay or settle any such claim without the prior written consent of the Indemnitor, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that the prior written consent of the Indemnitor shall not be required if (i) the terms of such settlement obligate the Indemnitee to pay the full amount of damages in connection with such claim (including amounts covered by the then-remaining Deductible) and

(ii) such settlement expressly and unconditionally releases the Indemnitor from all liabilities and obligations with respect to such claim without prejudice.  If the Purchaser is asserting a claim for indemnification under Section 7.02 or Section 8.03 hereof, the Representative and/or Sellers shall have the rights of the Indemnitor hereunder and the reasonable and documented out-of-pocket expenses of the Representative and/or the Sellers incurred in defending a claim (or any participation in a claim that could result in a disbursement to the Purchaser from the Escrow Account) shall be reimbursed, when and as incurred, from the funds remaining in the Escrow Account.

7.05        Determination of Loss Amount.  The amount of any Loss subject to indemnification under Section 7.02 or 7.03 shall be calculated net of (i) any Tax benefit actually realized by the Indemnitee or its Affiliates on account of such Loss on or before the second anniversary of the end of the taxable year in which the Loss occurs and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually recovered (net of any deductible payable with respect to the applicable insurance policy, indemnity contribution or similar payment borne and any related cost of collection, in each case by a Purchaser Party or Seller Party) by the Indemnitee from any third party with respect thereto (including pursuant to any indemnities from prior acquisitions by the Surviving Company and its Subsidiaries and to any representation and warranty insurance policies).  A Tax benefit shall be realized upon the receipt of a refund of Taxes paid or the filing of a Tax Return, including an estimated Tax Return, showing a Tax benefit (or, if earlier, the date when such a Tax Return should have been timely filed, including properly obtained extensions) calculated on a “with and without” basis with respect to Tax benefits arising as a result of such Loss.  The Indemnitee shall seek, as its first recourse, full recovery under all indemnities (other than this Agreement) and insurance policies (including pursuant to any indemnities from prior acquisitions by the Surviving Company and its Subsidiaries and to any representation and warranty insurance policies) covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder; provided, that the Indemnitee shall be permitted to make a claim for indemnification following the submission of any claim under any other indemnity or insurance policy (including any representation and warranty insurance policy); provided, further, that, for the avoidance of doubt, the preceding proviso shall not change the priority of recourse set forth in this sentence.  In the event that an insurance or other recovery specified in the first sentence of this Section 7.05 is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (less the cost of collection of such recovery and any portion of the Loss paid by the Indemnitee or any Affiliate thereof (and not indemnified hereunder) due to the limitation on liability provisions (including the Deductible or any deductible under any representation or warranty insurance policy) that may be applicable to such recovery) shall be made promptly to the Indemnitor.  Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

7.06        Acknowledgment of the Parties(a).

(a)           Each of the Purchaser and the Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser and the Merger Sub have relied on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedules.  THE PURCHASER AND THE MERGER SUB UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS WITH RESPECT TO THE REVENUES, ASSETS OR LIABILITIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR THE QUALITY, QUANTITY OR CONDITION OF THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY, THE SELLERS AND THE REPRESENTATIVE AND SHALL NOT (EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED TO IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT) FORM THE BASIS OF ANY CLAIM AGAINST THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS ADVISORS, AFFILIATES OR THE SELLERS, THE REPRESENTATIVE, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO OR WITH RESPECT TO ANY RELATED MATTER.  NONE OF THE COMPANY, THE REPRESENTATIVE OR THE SELLERS MAKES OR PROVIDES, AND THE PURCHASER AND THE MERGER SUB HEREBY WAIVE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS OR ANY PART THEREOF, IN EACH CASE EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  With respect to any projection or forecast delivered by or on behalf of the Company and its Subsidiaries to the Purchaser or the Merger Sub, each of the Purchaser and the Merger Sub acknowledges that (w) there are uncertainties inherent in attempting to make such projections and forecasts, (x) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts, (y) it is familiar with each of the foregoing and (z) none of the Company, the Sellers or the Representative is making any representation or warranty with respect to such projections or forecasts, including the reasonableness of the assumptions underlying such projections or forecasts.

(b)           The Representative, on behalf of the Sellers, acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Purchaser and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the issuance of the Warrant, the Representative, on behalf of the Sellers, relied on the results of their own independent investigation and verification and the representations and warranties of the Purchaser and Merger Sub expressly and specifically set forth in Article V, as qualified by the Disclosure Schedules.  THE REPRESENTATIVE UNDERSTANDS, AND ON BEHALF OF ITSELF AND THE SELLERS, ACKNOWLEDGES AND AGREES, THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR

HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS WITH RESPECT TO THE REVENUES, ASSETS OR LIABILITIES OF THE PURCHASER OR ANY OF ITS SUBSIDIARIES, OR THE QUALITY, QUANTITY OR CONDITION OF THE PURCHASER’S OR ITS SUBSIDIARIES’ ASSETS) ARE SPECIFICALLY DISCLAIMED BY THE PURCHASER AND SHALL NOT (EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED TO IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT) FORM THE BASIS OF ANY CLAIM AGAINST THE PURCHASER, ITS SUBSIDIARIES OR ANY OF ITS ADVISORS OR AFFILIATES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO OR WITH RESPECT TO ANY RELATED MATTER.  THE PURCHASER DOES NOT MAKE OR PROVIDE, AND THE REPRESENTATIVE, ON BEHALF OF THE SELLERS, HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE PURCHASER’S OR ITS SUBSIDIARIES’ ASSETS OR ANY PART THEREOF, IN EACH CASE EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  With respect to any projection or forecast delivered by or on behalf of the Purchaser and its Subsidiaries to the Sellers or the Company, the Representative, on behalf of the Sellers, acknowledges that (w) there are uncertainties inherent in attempting to make such projections and forecasts, (x) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts, (y) it is familiar with each of the foregoing and (z) neither the Purchaser nor Merger Sub is making any representation or warranty with respect to such projections or forecasts, including the reasonableness of the assumptions underlying such projections or forecasts.

7.07        Other Indemnification Provisions.  Notwithstanding the foregoing, the rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.  The Seller Parties’ and the Purchaser Parties’ respective rights to indemnification with respect to the representations and warranties of the Company, the Purchaser and the Merger Sub set forth herein, and the covenants of the parties hereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Seller Party or Purchaser Party (including by any of its advisors, consultants or representatives) or by reason of the fact that the Company or the Purchaser, or any of their respective advisors, consultants or representatives, knew or should have known that any such representation or warranty is, was or might be inaccurate.

ARTICLE VIII

ADDITIONAL COVENANTS

8.01        Disclosure Generally.  All Disclosure Schedules and exhibits attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  Without modifying or limiting the introductory language to Article IV or Article V, all references to this Agreement herein or in any of the Disclosure Schedules or exhibits shall be deemed to refer to this entire Agreement, including all Disclosure Schedules and exhibits.

8.02        Provision Respecting Legal Representation.  Each of the Purchaser, the Merger Sub, the Company and their respective Subsidiaries hereby agrees, on its own behalf and on behalf of its directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between the Purchaser, the Surviving Company and/or their respective Subsidiaries, on the one hand, and the Representative, the Sellers and/or their respective Affiliates, Kirkland & Ellis LLP (“K&E”) may represent the Representative, the Sellers or any of their respective directors, managers, equityholders, members, partners, officers, employees or Affiliates in such dispute even though the interests of such Persons may be directly adverse to the Purchaser, the Surviving Company or any of their respective Subsidiaries, and even though K&E may have represented the Company or any of the Company’s Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser, the Company or any of their respective Subsidiaries.  The Purchaser and the Merger Sub further agree that, as to all communications among K&E, the Company, any of the Company’s Subsidiaries, the Representative, the Sellers and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Representative (on behalf of the Sellers) and may be controlled by the Representative and shall not pass to or be claimed by the Purchaser, the Surviving Company or any of their respective Subsidiaries.  Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Surviving Company or any of their respective Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Company or any of the Surviving Company’s Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by K&E to such third party; provided, however, that neither the Surviving Company nor any of the Surviving Company’s Subsidiaries may waive such privilege without the prior written consent of the Representative, on behalf of the Sellers.

8.03        Tax Matters.

(a)           Tax Indemnity.  Subject to the provisions of Article VII, the Purchaser and its Affiliates shall be indemnified from the Escrow Account and pursuant to the right of set-off pursuant to Section 7.02(c) from and against (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries and the Blocker Corp for all taxable periods or portions thereof ending on or before the Closing Date, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries or the Blocker Corp (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person imposed on the Company or any of its Subsidiaries or the Blocker Corp as a transferee or successor, by contract (other than (x) any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course of Business, (y) property Taxes payable with respect to leased property and (z) any other agreements for which Taxes are not the principal subject matter) or pursuant to any law, rule or regulation, which Taxes are imposed on the Company or any of its Subsidiaries or the Blocker Corp as a result of an event or transaction occurring on or prior to the Closing, but, in each case, excluding (1) any Taxes to the extent taken into account in determining the Final Merger Consideration, (2) any Taxes that are attributable to an election under Section 338 of the Code (or any similar provision of state, local or foreign Law) by the Purchaser, the Company or any of their Affiliates, (3) any Taxes attributable to any events occurring after the Closing on the Closing Date outside the Ordinary Course of Business and undertaken by the Purchaser or its Affiliates, and (4) any Taxes attributable to a breach by the Purchaser (or, after the Closing, the Company and its Subsidiaries or the Blocker Corp) of any of the covenants made by such parties herein.  For the avoidance of doubt, Taxes described in clause (i) of the preceding sentence shall be determined in a manner reflecting the provisions of Section 8.03(e).  In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, payments, sales, use or withholding Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, payments, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time).

(b)           Responsibility for Filing Tax Returns.  The Sellers shall prepare or cause to be prepared and file or cause to be filed (with the cooperation of the Purchaser) any (i) partnership income Tax Returns for the Company or its Subsidiaries and (ii) any income Tax Returns for the Blocker Corp, in each case, with respect to taxable periods ending on or before the Closing Date.  For the purpose of preparing the Tax Returns described in the preceding sentence, (x) the parties agree that the 2012 partnership income Tax Returns for the Company and Actient Therapeutics LLC shall be prepared in a manner consistent with the final Schedules K-1 distributed with respect thereto and (y) for any partnership or other flow-through entity in which the Company or its Subsidiaries own an interest (directly, or through other partnerships or flow-through entities) whose taxable year does not end on the Closing Date, the Purchaser shall prepare or caused to be prepared, at the Sellers’ sole cost and expense, pro forma income Tax Returns reflecting a “closing of the books” for such partnership or flow-through entity as of the end of the Closing Date and provide such pro forma Tax Returns to the Representative at least thirty (30) days prior to the date any Tax Returns described in the preceding sentence are required to be filed; provided, that the parties hereto agree that the pro forma Tax Return for Actient Therapeutics LLC will reflect an adjustment to reverse any overallocation of items of income to Slate Pharmaceuticals, Inc. for 2012 (and corresponding underallocation to Actient Holdings LLC).  The Representative shall be entitled to review and comment on any such pro forma Tax Return and the Purchaser shall accept and reflect on such pro forma Tax Return any reasonable comments provided by the Representative and any Tax Returns filed or caused to be filed by the Purchaser pursuant to this Section 8.03(b) shall be consistent with the pro forma Tax Returns reflecting the reasonable comments of the Representative.  The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all other Tax Returns for the Company and its Subsidiaries and the Blocker Corp for all periods (or portions thereof) ending prior to or including the Closing Date the due date of which (including extensions) is after the Closing Date.  Each such Tax Return shall be prepared and timely filed in a manner consistent with past practice, except as otherwise required by a change in applicable Law.  At least thirty (30) days prior to the date on which each such Tax Return is required to be filed, the Purchaser shall submit such Tax Return to the Representative for the Representative’s review and approval as provided in the third-to-last sentence of this Section 8.03(b).  The Purchaser shall accept and reflect on such Tax Return any reasonable comments provided by the Representative.  No Tax Return described in this Section 8.03(b) shall be filed without the written consent of Representative, which consent may not be unreasonably withheld, conditioned or delayed.  If the parties are unable to resolve any dispute arising under this Section 8.03(b) within fifteen (15) days for the final due date of filing an applicable Tax Return (including available automatic extensions), the parties shall submit the dispute to the Valuation Firm, which will promptly determine those matters in dispute (based on presentations from the parties and not based on its independent review) and will render a written report as to the disputed matters.  The costs and expenses of the Valuation Firm will be split evenly by the Purchaser and the Representative.

(c)           Amendment of Tax Returns.  Without the prior written consent of the Representative, which consent may not be unreasonably withheld, conditioned or delayed, the Purchaser will not (i) except for Tax Returns that are filed in accordance with Section 8.03(b), file or amend or permit the Surviving Company or any of its Subsidiaries or the Blocker Corp to file or amend any Tax Return relating to a taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (ii) with respect to Tax Returns filed pursuant to Section 8.03(b), after the date such Tax Returns are filed pursuant to Section 8.03(b), amend or permit any of the Surviving Company or any of its Subsidiaries or the Blocker Corp to amend any such Tax Return, (iii) extend or waive, or cause to be extended or waived, or permit the Surviving Company or any of its Subsidiaries or the Blocker Corp to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or (iv) make or change any election or change any method of accounting with respect to Taxes with retroactive effect to a Pre-Closing Tax Period for any of the Company or any of its Subsidiaries or the Blocker Corp.  For purposes of the preceding sentence, the Representative’s failure to consent to an amendment of any Tax Return described in clause (i) or (ii) of the preceding sentence that would affect the amount of any items shown on any Schedule K-1 (or corresponding state or local schedule) previously received by any Seller shall be treated as reasonable.

(d)           Transfer Taxes.  The Purchaser will pay, and will indemnify and hold the Sellers harmless against, any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, equity transfer tax, or other similar Tax imposed on the Blocker Corp, the Company, the Surviving Company, any of its Subsidiaries or the Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes.  The Representative agrees to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(e)           Determinations Concerning Pre-Closing Taxes. In connection with the preparation of Tax Returns under Section 8.03(b), the Purchaser and the Sellers agree that all Tax deductions and credits related to (i) the payment of any transaction-related fees and/or bonuses (or similar amounts) or any Indebtedness or Transaction Expenses or to the deduction of any deferred financing costs, in each case, arising out of the sale of the Blocker Corp, the Company and its Subsidiaries to the Purchaser (and any transactions related thereto) shall be treated as properly allocable to a Pre-Closing Tax Period ending on the Closing Date and (ii) the exercise or cancellation of any Options outstanding as of March 18, 2013 as a result of the consummation of the Transaction shall be treated as properly allocable to a Tax Period beginning after the Closing Date, in each case to the extent permitted by applicable Law.  The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees that are deductible in a Pre-Closing Tax Period.  The Purchaser and the Sellers agree that the U.S. federal income tax year of the Blocker Corp will end as of the end of the Closing Date.  The Purchaser and the Sellers agree to prepare all Tax Returns with respect to the Blocker Corp, the Company and its Subsidiaries consistent with this Section 8.03(e), whether or not such Tax Return is described in Section 8.03(b).  For the avoidance of doubt, in the event that any taxing authority re-allocates any items described in this Section 8.03(e) in an alternate manner than that described in this Section 8.03(e), no party hereto shall be entitled to a payment from any other party for the consequences of such re-allocation.

(f)            Tax Refunds.  The Sellers shall be entitled to any Tax refunds or credits that are received by the Purchaser, the Surviving Company or its Subsidiaries or the Blocker Corp attributable to Taxes paid by the Sellers, the Company or its Subsidiaries or the Blocker Corp with respect to any Pre-Closing Tax Period (or portion thereof) (including any Tax refunds attributable to the carryback of items other than items arising after the Closing Date), and the Purchaser shall pay (net of any reasonable collection costs) to the Paying Agent for further payment to the Sellers by wire transfer of immediately available funds to the account or accounts designated by the Representative any such refund or the amount of any such credit within fifteen (15) days after actual receipt of such refund or credit against Taxes. After the Closing, the Purchaser shall cause the Surviving Company and its Subsidiaries and the Blocker Corp to continue to work in good faith and use their commercially reasonable efforts to diligently prosecute any Tax refund claims in order to legally maximize and obtain any such Tax refunds or credits.  Notwithstanding anything to the contrary in this Section 8.03(f), promptly upon the receipt of any income Tax refunds attributable to Slate Pharmaceuticals, Inc. with respect to the taxable year that ends on the Closing Date, and in no event later than fifteen (15) days after the actual receipt of such Tax refund, the Purchaser shall, or shall cause its Subsidiaries to, deliver and pay to the Escrow Agent, by wire transfer of immediately available funds, the amount of such Tax refund (net of reasonable collection costs) or, if less, an amount equal to the estimated amount of income Tax liability of the Blocker Corp for the taxable year that ends on the Closing Date, determined by the Purchaser and the Representative in good faith, at which time such amount shall be deemed to constitute a part of the Escrow Amount for all purposes under this Agreement.  Any amount paid to the Escrow Agent pursuant to the immediately preceding sentence that is not actually used to pay income Tax liability of the Blocker Corp for the taxable year that ends on the Closing Date shall be released to the Sellers by the Escrow Agent promptly after the filing of the U.S. federal income Tax return for the Blocker Corp for the taxable year that ends on the Closing Date.  The portion of any income Tax refunds attributable to Slate

Pharmaceuticals, Inc. with respect to the taxable year that ends on the Closing Date that is not paid to the Escrow Agent pursuant to the second immediately preceding sentence shall be paid to the Sellers in accordance with the first sentence of this Section 8.03(f).

(g)           Request for Tax Returns.  At the request of the Representative, the Purchaser shall deliver to the Representative copies of all Tax Returns relating to the tax periods (or portions thereof) ending on or prior to the Closing.

(h)           Tax Sharing Agreements.  Any and all existing Tax sharing or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company other than one of its Subsidiaries, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date.  After the Closing Date, neither the Surviving Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

(i)            Cooperation on Tax Matters.  The Purchaser and the Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Tax Returns or Taxes of the Company and its Subsidiaries or the Blocker Corp.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(j)            Audits of Tax Returns.  At its election, the Representative, on behalf of the Sellers, will have the responsibility for, and the right to control, the audit (i) of any Tax Return of the Company or any of its Subsidiaries or the Blocker Corp relating to a taxable period ending on or prior to the Closing Date and (ii) any Tax Return of the Surviving Company or any of its Subsidiaries or the Blocker Corp relating to a taxable period that includes (but does not end on) the Closing Date if the Sellers have more at stake in such audit than the Purchaser does (as reasonably determined by the Representative and the Purchaser, taking into account Taxes that would be directly payable by the Sellers and any Taxes of the Purchaser or the Company or its Subsidiaries or the Blocker Corp that would be indemnifiable by the Sellers hereunder), including any disposition of such audit; provided, however, that the Purchaser and the Surviving Company will have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Tax Returns (including any administrative appeals thereof).  With respect to all other Tax Returns, the Purchaser and the Surviving Company will have the responsibility for, and the right to control the audit of, such Tax Returns, but, in respect of obligations under Section 8.03(a), with respect to any Tax Return that relates in whole or in part to any period (or portion of a period) prior to the Closing, the Representative, on behalf of the Sellers, shall have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Tax Returns (including any administrative appeals thereof), and the Surviving Company shall not dispose of any audit of any such Tax Return without the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(k)           Purchase Price Allocation.  The Sellers and the Purchaser agree that an election under Section 754 of the Code (and any analogous state or local provision) (the “Section 754 Election”) shall be made for the Company and that the Company and the Surviving Company’s Tax Returns shall be prepared in a manner consistent with such election.  For purposes of determining (i) the adjustments to tax basis of the Company’s assets under Section 743(b) of the Code resulting from the Section 754 Election and (ii) the portion of the gain or loss recognized by the Sellers upon the sale and purchase of the Units pursuant to this Agreement that is attributable to the Company’s “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code), the Purchaser, the Sellers and the Representative agree that the Final Merger Consideration (excluding any amounts attributable to the acquisition of the Shares, but plus other relevant items required under the Code, including the Purchaser’s share of the liabilities of the Company as determined under Section 752 of the Code) will be allocated among the Company’s assets in accordance with Code Section 755 and the regulations thereunder and consistent with their fair market values as determined by the Purchaser and the Representative and in accordance with the methodology set forth on Exhibit L.  The Representative will deliver its calculation of such allocation to the Company within 90 days after the Closing Date (the “Sellers’ Allocation”).  In the event that the Purchaser objects to the Sellers’ Allocation, the Purchaser shall notify the Representative of its objection to such allocation within fifteen (15) days of the receipt of the Sellers’ Allocation, and the parties will endeavor in good faith over the next fifteen (15) days to resolve such dispute.  If the parties are unable to resolve such dispute within said fifteen (15)-day period, the parties shall submit the dispute to the Valuation Firm, which will promptly determine those matters in dispute (based on presentations from the parties and not based on its independent review) and will render a written report as to the disputed matters (the matters determined by such valuation firm, together with those matters that were agreed by the parties, the “Agreed Allocation”).  The costs and expenses of the Valuation Firm will be split evenly by the Purchaser and the Representative (on behalf of the Sellers).  The Purchaser, the Company and its Subsidiaries, the Blocker Corp and the Representative will file any Tax Returns and any other governmental filings on a basis consistent with such allocation of fair market value.  Neither the Purchaser nor the Representative nor any of their Affiliates will take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

(l)            Blocker Corp Liabilities and Refunds.  For the avoidance of doubt and notwithstanding the foregoing, as between the Blocker Seller and the Sellers other than the Blocker Seller, any liability for Taxes of the Blocker Corp for which indemnification is provided under this Section 8.03 will be borne solely by the Blocker Seller and any refunds of Taxes paid by or attributable to the Blocker Corp described in Section 8.03(f) shall exclusively be for the account of the Blocker Seller, in each case as determined by the Representative in its good faith discretion.

(m)          No Intermediary Transaction Tax Shelter.  Neither the Purchaser nor the Merger Sub nor their Affiliates shall take any action with respect to the Company or its Subsidiaries or the Blocker Corp that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

8.04        Blocker Seller Release.  Effective as of the Closing, the Blocker Seller hereby irrevocably and unconditionally releases the Company and its Affiliates, from any and all claims, actions, causes of action, suits, damages, judgments, expenses, demands and other obligations or liabilities, of any nature whatsoever, in law or in equity, in each case, whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding taking place on or prior to the Closing Date (collectively, “Claims”); provided, that the foregoing shall not apply to Claims (a) arising under the terms of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or (b) unrelated in any way to the Company, any of its Subsidiaries or any of their respective businesses.

ARTICLE IX

DEFINITIONS

9.01        Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Additional Merger Consideration” means, as of any date of determination, without duplication, the sum of:  (i) the portion of the Escrow Amount or Management Holdback Escrow Amount paid or payable to the Sellers pursuant to this Agreement and the Escrow Agreement, plus (ii) any consideration paid or payable to the Sellers pursuant to Section 2.02, plus (iii) any Earn-Out Amounts payable to the Sellers pursuant to Section 2.03, plus (iv) any Warrant Shares issuable upon any exercise of the Warrant, in the case of each of clauses (i) through (iv), pro rata in accordance with each Seller’s Residual Percentage.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Allocable Portion of the Closing Merger Consideration” means, with respect to any Unit outstanding immediately prior to the Effective Time (which for this purpose shall include all Units issuable upon exercise of all Options), that portion of the Closing Merger Consideration that is distributable in respect of such Unit as set forth on the Allocation Schedule.  The amounts set forth on the Allocation Schedule to be distributed to the holders of Incentive Units marked with an asterisk on the Allocation Schedule and to the holders of Options shall be paid net of any applicable withholding Taxes.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois or New York, New York.

“Cash” means, with respect to the Company and its Subsidiaries and the Blocker Corp, as of the open of business on the Closing Date, (a) all cash, cash equivalents (with maturities of 90 days or less) and marketable securities (with maturities of 90 days or less) held by the Company or its Subsidiaries or the Blocker Corp at such time (excluding any cash, cash equivalents or marketable securities held by the Company or its Subsidiaries at such time that represent deposits or security for payment or other obligations of another Person), plus (b) the aggregate amount of any checks, drafts and wires issued to or received by the Company or any Subsidiary or the Blocker Corp thereof that have not cleared at such time, minus (c) the aggregate amount of checks, drafts or wires written or issued by the Company or any Subsidiary thereof that have not cleared at such time, plus (d) the aggregate amount of any credit card charges that are in process but for which funds have not yet been credited in a bank account of the Company or its Subsidiaries.

“Divestiture Measurement Date” means the month-end immediately prior to a sale of assets.

“Earn-Out Amount” means any of the Base Earn-Out Amount, the Twelve-Month Earn-Out Amount and the Twenty-Four-Month Earn-Out Amount.

“Earn-Out Period” means either the Twelve-Month Earn-Out Period or the Twenty-Four-Month Earn-Out Period, as the case may be.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person or entity alleging potential liability (including without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Requirement.

“Environmental Requirements” means all applicable Laws relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the protection of the environment as such Laws were enacted prior to and in effect as of the Closing Date, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“FDA” means the United States Food and Drug Administration.

“FDA Laws” means all applicable laws, ordinances, statutes, rules, regulations, guidance and policies relating to the development, clinical and non-clinical evaluation, product clearance, manufacture, production, analysis, distribution, use, handling, quality, sale, labeling, promotion, or postmarket requirements of any product subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.).

“Federal Health Care Laws” means all applicable laws, statutes, ordinances, rules, regulations, guidance and policies relating to pricing, marketing, promotion, sale, distribution, coverage, or reimbursement of a drug, biological or medical device, including Title XI, Title XVIII and Title XIX of the Social Security Act, including, but not limited to, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a,

1320a-7b, 1320a-7c and 1395nn); the federal TRICARE statute (10 U.S.C. § 1071 et seq.); the False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Accountability Act (18 U.S.C. § 1001); the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); 18 U.S.C. § 287; and the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), together with any rules or regulations promulgated thereunder.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the Social Security Act and includes the Medicare, Medicaid and TRICARE programs.

“Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Organizational Power), Section 4.02 (Subsidiaries), Section 4.03(a) (Authorization), Section 4.03(c) (Valid and Binding Agreement), Section 4.04 (Capitalization), Section 4.23 (Affiliated Transactions), Section 4.26 (Brokerage), Section 4.27 (The Blocker Seller), Section 4.28 (The Blocker Corp), Section 5.01 (Organization and Organizational Power), Section 5.02 (Authorization), Section 5.06 (Brokerage) and Section 5.11 (The Warrant and Warrant Shares).

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with those used in preparing the Audited Financial Statements as of and for the twelve-month period ended December 31, 2012.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Hartley Matter” means any current or future claims filed or made against the Company, the Surviving Company, the Purchaser, or any of their respective Subsidiaries in connection with the matter described in the civil lawsuit filed on September 1, 2011 in the Circuit Court of Jefferson County, Alabama by Connie Hartley, as administrator to the estate of Charley Hartley against Nova Law, M.D. and the other defendants named thereto.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by any Environmental Requirement.

“Health Information Laws” means all state Laws regulating individually identifiable health information or other personal information applicable to the business of the Company or its Subsidiaries, together with any rules or regulations promulgated thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended.

“HIPAA Regulations” means the regulations promulgated by the Secretary of the U.S. Department of Health and Human Services to implement the administrative simplification provisions of Title II, Subtitle F of HIPAA.

“Incentive Unit” means any Unit that is subject to vesting as of the date hereof.

“Indebtedness” means, as of any particular time, without duplication, (a) all obligations (including all obligations in respect of principal, accrued interest, accreted value, penalties, fees,  premiums (prepayment, redemption or otherwise) and other monetary obligations) of the Company, the Blocker Corp and their respective Subsidiaries (i) for borrowed money, (ii) in respect of capitalized leases of the Company as determined in accordance with GAAP, (iii) evidenced by notes, bonds, debentures or similar contracts or agreements, (iv) in respect of letters of credit and bankers’ acceptances, in each case, to the extent drawn or funded, (v) for break fees or other breakage costs for contracts or agreements relating to interest rate protection, swap agreements and collar agreements, (vi) pursuant to any surety bond, performance bond or other guarantee of contractual obligations, to the extent a claim has been made against such bond obligation or guarantee as of such time, (vii) for change-of-control payments (including phantom equity payments), transaction bonuses, retention bonuses and similar payment obligations, in each case, if payable in connection with or as a result of the transactions contemplated hereby (and excluding, for avoidance of doubt, any severance or similar obligations) and (viii) those obligations set forth on the Indebtedness Schedule; and (b) all obligations of the type described in clauses (a)(i) through (a)(viii) for which the Company, the Blocker Corp or their respective Subsidiaries are otherwise responsible or liable, directly or indirectly, as obligor, guarantor, surety, or otherwise.  For the avoidance of doubt, Indebtedness shall not include any royalty or earn-out obligations (including, for the avoidance of doubt, the portion of the Option Consideration (as defined in, and payable pursuant to Section 4.7 of, the UCB Agreement) payable on the first anniversary of the Option Closing Date (as defined in the UCB Agreement)) or any amounts owed (i) by the Company or the Blocker Corp to any of their respective Subsidiaries, (ii) to the Company or the Blocker Corp by any of their respective Subsidiaries or (iii) by one Subsidiary of the Company or the Blocker Corp to another Subsidiary of the Company or the Blocker Corp, as applicable.  For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the open of business on the Closing Date.

“Intellectual Property” means any or all of the following:  (i) copyrights and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) internet uniform resource locators and domain names; and (v) inventions, know-how, trade secrets, and proprietary information.

“Law” means any law, rule, regulation, judgment, injunction, order, ordinance, statute or decree of any court or other Governmental Entity.

“Leased Real Property” means all land, buildings, fixtures or other real property in which the Company or any of its Subsidiaries has a leasehold, subleasehold, license, concession or other real property right or interest under the Real Property Leases.

“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

“Losses” means damages, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, losses, expenses and fees, including court costs and reasonable attorneys’ and other professionals’ fees and expenses and any other costs of enforcing an Indemnitee’s rights under this Agreement, but excluding any of the foregoing to the extent speculative, remote or not reasonably foreseeable and excluding, for the avoidance of doubt, any reduction in Tax net operating losses or other non-cash Tax attribute; provided, however, that any of the foregoing required to be paid by an Indemnitee to a third party shall be deemed reasonably foreseeable for purposes hereof; provided, further, that in no event shall Losses include punitive damages, except to the extent awarded to a third party.

“Material Adverse Effect” means any change, effect, circumstance, fact, event, occurrence or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the assets, properties, results of operations, liabilities, business or financial condition of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that with respect to the foregoing clause (a), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, circumstance, fact, event, occurrence or development attributable to (i) the announcement or execution of this Agreement (provided, however, that this clause (i) shall not be deemed to apply to Section 4.03(b)); (ii) conditions generally affecting the industries in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general (including currency fluctuation) or the markets in which the Company and its Subsidiaries operate; (iii) any change in applicable Laws or the interpretation thereof; (iv) actions required to be taken under applicable Laws or this Agreement by the Company or any Subsidiary thereof; (v) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vi) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; provided that, in the case of clauses (ii), (iii), (iv) and (v) above, if such change, effect, circumstance, fact, event, occurrence or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, circumstance, fact, event, occurrence or development may be taken into account in determining whether a Material Adverse Effect has or will occur.

“Net Sales” means, with respect to any Urology Product, the consideration invoiced by the Company, by any of its Affiliates or by a third party (which has been granted licensing, sublicensing or marketing rights to commercialize such Urology Product) with respect to: (a) the sale of such Urology Product, less the following deductions actually provided:

(i) quantity, credit card and early pay discounts, rebates and charge-backs, (ii) sales credits, refunds, returns and allowances, (iii) price deductions for amounts reimbursed by Medicare, (iv) wholesalers’ distribution fees, (v) rebates for co-payment cards and patient rebate coupons and (vi) Urology Products provided to customers free of charge (other than any Urology Product samples), calculated in accordance with GAAP, and (b) any milestone payment, upfront payment, or any similar payment made in consideration for any license or sub-license or other marketing right in or to such Urology Product, except to the extent any of the foregoing relate to any disposed assets addressed pursuant to Section 2.03(g).

“Net Working Capital” means (i) current assets (excluding Cash, accrued income Tax receivables or refunds or any deferred or other income tax assets, which exclusion, for the avoidance of doubt, shall include any income tax assets, deductions or benefits arising in connection with or as a result of the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby) of the Company, the Blocker Corp and their respective Subsidiaries as of the open of business on the Closing Date, minus (ii) current liabilities (excluding Indebtedness, the matters set forth on the Specific Indemnity Schedule, accrued and/or deferred income tax liabilities, which exclusion, for the avoidance of doubt, shall include any income tax liabilities arising in connection with or as a result of the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transaction contemplated hereby or thereby, Transaction Expenses and any royalty or earn-out obligations) of the Company, the Blocker Corp and their respective Subsidiaries as of the open of business on the Closing Date, in each of the immediately preceding clauses (i) and (ii), to the extent such current assets and current liabilities are designated as such on Exhibit D attached hereto; provided, however, that Net Working Capital shall not include any severance payments made to employees who are terminated on or after the Closing Date.  Exhibit D attached hereto sets forth an example of the calculation of the Net Working Capital as of March 31, 2013.  Such calculation is included for reference purposes only, and the Company does not make any representation or warranty, and will not incur any liability, in respect thereof.

“Optionholder” means a holder of Options.

“Options” means options to acquire the Company’s Common Units.

“Ordinary Course of Business” means the ordinary course of business, including with regard to nature, frequency and magnitude, and otherwise consistent with past practice.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto, owned by the Company or its Subsidiaries.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries and for which adequate accruals or reserves have been established on the Company’s books and records in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries and for which adequate accruals or reserves have been established on the Company’s books and records in accordance with GAAP; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property or the Owned Real Property which are not violated by the current use and operation of the Leased Real Property or the Owned Real Property, as applicable; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property or the Owned Real Property which do not materially impair (a) the occupancy or use of the Leased Real Property or the Owned Real Property, as applicable for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses or (b) the value of the Leased Real Property or the Owned Real Property; (v) title to any portion of the Owned Real Property or Leased Real Property lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of such Owned Real Property or Leased Real Property; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property which, individually or in the aggregate, do not materially adversely affect Owned Real Property; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii)  Liens on goods in transit incurred pursuant to documentary letters of credit; (ix) purchase money Liens securing Indebtedness of less than $150,000 in the aggregate and Liens securing rental payments under capital lease arrangements set forth on the Leased Real Property Schedule and (x) Liens set forth on the Permitted Liens Schedule; other than, in each of clause (i) through (x) those which would adversely impact the operation of the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other employee compensation and benefit plan, policy, program, arrangement or payroll practice, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, fringe benefit and other benefit plan, agreement, program, policy, or other arrangement, whether or not subject to ERISA in each case, that is maintained, sponsored, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any current or potential liability.

“Privacy Commitments” means all contractual commitments of the Company and its Subsidiaries relating to privacy and security of Protected Health Information.

“Protected Health Information” shall have the meaning assigned to that term in 45 C.F.R. § 160.103.

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto, together with all security deposits thereunder, held by the Company or its Subsidiaries for the use and occupancy of any real property or interests therein.

“Release” means any unpermitted release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the migration of Hazardous Materials through or in the air, soil, surface water, or groundwater.

“Residual Percentage” means the percentage set forth next to each Seller’s name on the Sellers Schedule.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Target Net Working Capital Amount” means $15,600,000.

“Tax” or “Taxes”  means any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, or other tax including any interest, penalties or additions to tax.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.

“Transaction Documents” mean this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Warrant, the Registration Rights Agreement and all other agreements, instruments and certificates expressly contemplated by this Agreement to be executed and delivered by any party in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Expenses” shall mean, except to the extent included in Indebtedness, all fees, costs and expenses payable by the Company, any Subsidiary thereof and/or the Representative (and/or any of their respective Affiliates) as of the open of business on the Closing Date in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including any of the foregoing that are payable in connection with the negotiation, documentation and execution of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby (including any of the foregoing payable to counsel, investment bankers or other representatives or advisors of the Company, any Subsidiary thereof and/or the Representative (and/or any of their respective Affiliates), in each case to the extent unpaid as of the open of business on the Closing Date; provided, however, that Transaction Expenses shall not include any severance payments made to employees who are terminated on or after the Closing Date or any fees, costs and expenses payable by the Purchaser or the Merger Sub or any of their respective Affiliates pursuant to the terms of this Agreement, including the purchase of the Tail D&O Policy, all filing fees under the HSR Act and other antitrust laws and all other Laws or regulations.

“UCB Agreement” means that certain License and Asset Purchase Agreement, dated as of June 30, 2010, by and among UCB, Inc., Schwarz Pharma, Inc., Schwarz Pharma Manufacturing, Inc., SRZ Properties, Inc. and Actient Pharmaceuticals, LLC.

“Unitholder” means a holder of Units.

“Units” means the Company’s Class A Preferred Units, Class B Preferred Units and Common Units.

“Urology Products” means all urology products owned, licensed, developed, manufactured, sold, marketed, promoted, distributed or under development by the Company or its Subsidiaries on or prior to the Closing Date (including Testopel, Edex and Striant, and any other products of Timm Medical Technologies, Inc. or Slate Pharmaceuticals, Inc.).

“Warrant” means a warrant in the form of Exhibit K hereto, exercisable for 1,250,000 shares of Purchaser Common Stock.

9.02        Other Definitional Provisions.

(a)           Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)           Successor Laws.  Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

9.03        Index of Defined Terms.

Page
Accounts Receivable	24
Additional Merger Consideration	67

Affiliate	67
Agreed Allocation	66
Agreement	6
Allocable Portion of the Closing Merger Consideration	67
Applicable Limitation Date	51
Assumptions	47
Audited Financial Statements	23
Authorized Action	78
Base Consideration	8
Base Earn-Out Amount	14
Blocker Corp	6
Blocker Seller	6
Business Day	67
Cash	67
Certificate of Merger	7
Claiming Party	85
Claims	67
Class A Preferred Units	22
Class B Preferred Units	22
Closing	17
Closing Balance Sheet	12
Closing Date	17
Closing Merger Consideration	8
Closing Option Consideration	10
Code	32
Common Units	22
Company	6
Company Unitholder Approval	42
Continuing Employee	50
DEA	35
Deductible	53
Defending Party	85
Delaware LLC Law	6
Disclosure Schedules	20
Divestiture Measurement Date	68
Earn-Out Amount	68
Earn-Out Objections Statement	16
Earn-Out Period	68
Effective Time	7
Environmental Claim	68
Environmental Requirements	68
ERISA	73
Escrow Account	18
Escrow Agent	18
Escrow Agreement	18
Escrow Amount	18
Estimated Cash	8
Estimated Indebtedness	8
Estimated Net Working Capital Amount	8
Estimated Transaction Expenses	8
Exchange Act	48
FDA	68
FDA Laws	68
Federal Health Care Laws	68
Federal Health Care Program	69
Final Determination	54
Final Merger Consideration	9
Financial Statements	23
Former Seller	78
Fundamental Representations	69
GAAP	69
Governmental Entity	69
Grant Date	23
Hartley Matter	69
Hazardous Materials	69
Health Information Laws	69
HIPAA	69
HIPAA Regulations	69
HSR Act	32
Incentive Unit	70
Indebtedness	70
Indemnification Cap	53
Indemnitee	56
Indemnitor	56
Initial Report	92
Intellectual Property	70
IRS	32
K&E	61
Latest Balance Sheet	23
Latest Statement of Income and Cash Flows	23
Law	70
Leased Real Property	70
Letter of Transmittal	9
Liens	70
Litigation Condition	57
Losses	71
Management Holdback Escrow	7
Management Holdback Escrow Account	18
Material Adverse Effect	71
Merger	6

Merger Sub	6
Merger Sub Interest	8
Mini-Basket	53
Net Sales	71
Net Working Capital	72
Objections Statement	13
Optionholder	72
Options	72
Ordinary Course of Business	72
Owned Intellectual Property	30
Owned Real Property	72
Paying Agent	9
Paying Agent Agreement	19
Permits	34
Permitted Liens	72
Person	73
Plan	73
Pre-Closing Statement	8
Pre-Closing Tax Period	63
Preliminary Earn-Out Statement	16
Preliminary Statement	13
Privacy Commitments	73
Proceeding	85
Protected Health Information	74
Purchaser	6
Purchaser Benefit Plans	50
Purchaser Common Stock	48
Purchaser Parties	53
Real Property Leases	74
Rebuttal Report	93
Registration Rights Agreement	18
Release	74
Representative	6
Representative Expenses	12
Representative Holdback Amount	11
Residual Percentage	74
Schedule	20
Section 754 Election	66
Securities Act	47
Seller Parties	53
Sellers	6
Sellers’ Allocation	66
Shares	6
Shrink-Wrap Licenses	31
Stock Purchase	6
Subsidiary	74
Successor Seller	78
Surviving Company	7
Surviving Company LLC Agreement	11
Tail D&O Policy	19
Target Net Working Capital Amount	74
Tax	74
Tax Returns	74
Taxes	74
Transaction	6
Transaction Documents	74
Transaction Expenses	75
Transfer Taxes	63
Twelve-Month Earn-Out Amount	15
Twelve-Month Earn-Out Period	14
Twenty-Four-Month Earn-Out Amount	15
Twenty-Four-Month Earn-Out Period	15
UCB Agreement	75
Unaudited Financial Statements	23
Unitholder	75
Units	75
Urology Products	75
Valuation Firm	13
Warrant	75
Warrant Shares	48
Written Consent	18

ARTICLE X

MISCELLANEOUS

10.01      Representative.

(a)           Authority.  By the approval of this Agreement pursuant to the Delaware LLC Law, the Sellers hereby irrevocably constitute and appoint the Representative as the representative, agent, proxy, and attorney-in-fact for each of the Sellers for all purposes authorized under this Agreement, including the full power and authority on the Sellers’ behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), including by using funds from the Representative Holdback Amount; (iii) to hold the Warrant on behalf of the Sellers; (iv) to disburse any funds (including dividends and distributions on the Warrant) or Warrant Shares received hereunder to such Seller and each other Seller; (v) to endorse and deliver any certificates or instruments representing the Units and execute such further instruments of assignment as the Purchaser or the Merger Sub shall reasonably request; (vi) to execute and deliver on behalf of such Seller any amendment or waiver hereto; (vii) (A) to dispute or refrain from disputing, or to deliver instructions, on behalf of such Seller relative to any amounts to be received by such Seller under any Transaction Document or any other agreement contemplated hereby or thereby, any claim made by the Purchaser under any Transaction Document or any other agreement contemplated hereby or thereby, (B) to negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, the Transaction Documents or any other agreement contemplated hereby or thereby, and (C) to execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) to engage attorneys, accountants, agents or consultants on behalf of the Sellers in connection with the Transaction Documents or any other agreement contemplated hereby or thereby and paying any fees related thereto; (ix) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (x) to retain the Representative Holdback Amount and pay amounts therefrom in accordance with this Agreement; and (xi) to do each and every act and exercise any and all rights which such Seller or the Sellers collectively are permitted or required to do or exercise under this Agreement or any other Transaction Document; provided, however, that, notwithstanding the foregoing, the Representative shall not have the authority to agree to any amendment of this Agreement or enter into any agreement or take any of the foregoing actions that would (x) result in any Seller having indemnification obligations in excess of his, her or its proceeds from the Merger or (y) treat any holder of a class of Units differently than other holders of such class of Units.  Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller.  If any Seller dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Seller being a “Former Seller”) and, as a result, the agency and power of attorney conferred by this Section 10.01 is revoked by operation of law, it shall not be a breach by such Former Seller under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Seller (each a “Successor Seller”) confirms the appointment of the Representative as agent and attorney-in-fact for such Successor Seller.  All decisions and actions by the Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(b)           Authority; Indemnification.  Each Seller agrees that the Purchaser, the Merger Sub and the Surviving Company shall be entitled to rely on any action taken by the Representative, on behalf of such Seller, pursuant to Section 10.01(a) above (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.  The Purchaser and the Merger Sub agree that the

Representative, as the Representative, shall have no liability to the Purchaser and the Merger Sub for any Authorized Action, except to the extent that such Authorized Action is found by a court of competent jurisdiction to have constituted fraud or willful misconduct.  Each Seller hereby severally (based on such Seller’s Residual Percentage), for itself only and not jointly and severally, agrees to indemnify and hold harmless the Representative against all fees, costs and expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.

(c)           Exculpation.  The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller.  The Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by law for willful misconduct.  The Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled.  The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Neither the Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(d)           Representative Holdback Amount.  Upon the final Applicable Limitation Date, if there are no open claims to be resolved with respect to the merger consideration adjustments as set forth in Article II, and no outstanding claims to be resolved pursuant to Article VII or Section 8.03, the Representative will within five (5) Business Days of such date obtain reimbursement for any outstanding Representative Expenses for which it is due reimbursement under this Agreement and for which it has not been reimbursed prior to such time and distribute any remaining portion of the Representative Holdback Amount to the Sellers on a pro rata basis according to each Seller’s Residual Percentage, it being understood and agreed that such distribution(s) shall be the responsibility of the Representative only and that neither the Purchaser nor the Surviving Company shall have any obligation to ensure that such distribution is, or distributions are, made.  If there are open claims that remain unresolved with respect to the merger consideration adjustments as set forth in Article II or outstanding claims to be resolved pursuant to Article VII or Section 8.03 on the final Applicable Limitation Date, the Representative will within five (5) Business Days after the date of resolution of such claims obtain reimbursement pursuant to this Agreement and for which it has not been reimbursed prior to such time and distribute any remaining portion of the Representative Holdback Amount to the Sellers on a pro rata basis according to each Seller’s Residual Percentage, it being understood and agreed that such distribution(s) shall be the responsibility of the Representative only and that neither the Purchaser nor the Surviving Company shall have any obligation to ensure that such distribution is, or distributions are, made.  If the Representative Holdback Amount is insufficient to reimburse the Representative in full, the Representative may instruct the Purchaser or the Escrow Agent, as the case may be, when making any payments to the Sellers, to direct to the Representative sufficient funds from such payments to the Sellers to pay the amount of any such shortfall to the Representative.  Such payment to the Representative shall be deducted from the funds otherwise being directed to the Sellers, and allocated among the Sellers on a pro rata basis according to each Seller’s Residual Percentage.

(e)           Blocker Corp Assets and Liabilities.  For the avoidance of doubt and notwithstanding anything to the contrary herein, as between the Blocker Seller and the Sellers other than the Blocker Seller, any liabilities of the Sellers in respect of the Blocker Corp will be borne solely by the Blocker Seller and any assets of the Sellers in respect of, or increase in the Merger Consideration attributable to, the Blocker Corp (including any Cash held by the Blocker Corp) shall be for the account of the Blocker Seller, in each case as determined by the Representative in its good faith discretion.

10.02      Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, shall be issued or made by any party hereto (or any Affiliate to a party hereto) without the joint approval of the Purchaser and the Representative, unless required by Law (in the reasonable advice of counsel) in which case the Purchaser and the Representative shall, to the extent reasonably practicable, have the right to review such press release, announcement or communication prior to issuance, distribution or publication, it being acknowledged and agreed that the Purchaser is a publicly traded corporation and therefore will be required to publicly disclose the execution and delivery of this Agreement and the transactions contemplated hereby, including on a Current Report on Form 8-K and, in connection therewith, will be required to attach as an exhibit thereto a copy of this Agreement.

10.03      Expenses.  Except as otherwise expressly provided herein, the Company and the Representative, on the one hand, and the Purchaser and the Merger Sub, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Purchaser shall pay the Transaction Expenses on behalf of the Company and its Subsidiaries as provided in Section 3.02(k).

10.04      Knowledge Defined.  For purposes of this Agreement, “the Company’s knowledge” and “knowledge of the Company” as used herein shall mean the actual knowledge of Christopher Curtin, Edward Donovan, Edward J. Fiorentino, Edmund Orme, Vicky Papoutsis, Steven R. Pollock, Bryan Reiners, Mark Tatro and Charles Tobler, and “the Purchaser’s knowledge” as used herein shall mean the actual knowledge of Adrian Adams, Jim Fickenscher and Andrew Koven.

10.05      Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile device to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser, the Merger Sub and, after the Closing, the Surviving Company:

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Attn:  Adrian Adams

Facsimile No.: (484) 321-5996

with copies to (which shall not constitute notice):

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Attn:  Andrew I. Koven

Facsimile No.: (484) 321-5996

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York  10019
Attn:  Adam M. Turteltaub
Facsimile No.:  (212) 728-8111

Notices to the Representative:

GTCR Fund IX/A, L.P.

c/o GTCR LLC

300 North LaSalle Street, Suite 5600
Chicago, Illinois 60654

Attn:  Constantine S. Mihas

Facsimile No.: (312) 382-2201

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn:   Sanford E. Perl, P.C.
           Michael H. Weed, P.C.
Facsimile No.: (312) 862-2200

or to such other address with respect to a party as such party notifies the other in writing as above provided.

10.06      Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser or the Merger Sub without the prior written consent of the Company and the Representative; provided, however, without the prior written consent of the Company and the Representative, (i) the Purchaser may assign this Agreement or any of its rights or interests hereunder to any of its lenders as collateral security and (ii) the Purchaser may assign this Agreement or any of its rights, interests or obligations hereunder to any of its Affiliates, or any successors by operation of Law, or to any Person in connection with a reorganization, merger, acquisition, consolidation, sale of assets or other similar transaction.  No assignment of any obligations hereunder shall relieve the parties of any of their obligations pursuant to this Agreement.

10.07      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.08      References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.

10.09      Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).  For purposes of this Agreement, any document posted by the Company or a Person acting on its behalf to the online data room hosted on behalf of the Company and located at https://datasite.merrillcorp.com on or before 6:00 P.M. New York time on April 2, 2013 shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company.

10.10      Amendment and Waiver.  Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Merger Sub, the Company and the Representative.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.11      Complete Agreement.  This Agreement and the documents referred to herein (including the other Transaction Documents and the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.12      Third-Party Beneficiaries.  Section 6.02 shall be enforceable by the current and former officers, directors and similar functionaries of the Company and/or its Subsidiaries and his or her heirs and representatives.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.13      Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, THE ESCROW AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR (B) IN ANY WAY CONNECTED WITH OR RELATED

OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING THE FINANCING), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.14      Purchaser and Merger Sub Deliveries.  Each of the Purchaser and the Merger Sub agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s authorized representatives shall be deemed to be delivered or made available, as the case may be, to the Purchaser and the Merger Sub for all purposes hereunder.

10.15      Delivery by Electronic Transmission.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re—execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

10.16      Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

10.17      Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.18      Jurisdiction.  Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.05 shall be deemed effective service of process on such party.

10.19      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Purchaser, the Merger Sub, the Company or the Representative, as applicable, in accordance with their specific terms or were otherwise breached by the Purchaser, the Merger Sub, the Company or the Representative, as applicable.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any of the Purchaser, the Merger Sub, the Company or the Representative, as applicable, and to enforce specifically the terms and provisions hereof against the Purchaser, the Merger Sub, the Company or the Representative, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

10.20      Prevailing Party.  In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party (the “Claiming Party”) hereto to enforce its rights under this Agreement against any other party (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Defending Party in such Proceeding shall be reimbursed by the Claiming Party; provided, that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis.  For purposes hereof, and without limitation, the Defending Party shall be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (i) such underlying claim(s) are subsequently dropped or voluntarily dismissed and/or (ii) the Defending Party defeats any such claim(s).

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

Company:	ACTIENT HOLDINGS LLC

	By:	/s/ Edward J. Fiorentino
		Name:	Edward J. Fiorentino
		Title:	Chief Executive Officer

Purchaser:	AUXILIUM PHARMACEUTICALS, INC.

	By:	/s/ Adrian Adams
		Name:	Adrian Adams
		Title:	Chief Executive Officer & President

Merger Sub:	OPAL ACQUISITION, LLC

	By:	/s/ James E. Fickenscher
		Name:	James E. Fickenscher
		Title:	Treasurer

Blocker Seller:	GTCR FUND IX/B, L.P.

	By:	GTCR Partners IX, L.P.
	Its:	General Partner

	By:	GTCR Golder Rauner II, L.L.C.
	Its:	General Partner

	By:	/s/ Constantine S. Mihas
		Name:	Constantine S. Mihas
		Title:	Principal

Signature Page to Agreement and Plan of Merger

Representative:	GTCR FUND IX/A, L.P.

	By:	GTCR Partners IX, L.P.
	Its:	General Partner

	By:	GTCR Golder Rauner II, L.L.C.
	Its:	General Partner

	By:	/s/ Constantine S. Mihas
		Name:	Constantine S. Mihas
		Title:	Principal

Signature Page to Agreement and Plan of Merger (cont’d)

Exhibit A

Certificate of Merger

Exhibit B

Form of Letter of Transmittal

Exhibit C

Surviving Company LLC Agreement

Exhibit D

Calculation of Net Working Capital as of March 31, 2013 ($ in 000’s)

Exhibit E

Rules of Engagement for Valuation Firm

If a Valuation Firm is engaged pursuant to Article II, the parties will instruct the Valuation Firm to analyze and resolve the parties’ dispute in accordance with the following guidelines (which guidelines and relevant portions of this Agreement the Valuation Firm will be required to review and commit to acting in accordance with):

Retainer and Fees

The fees, costs and expenses of the Valuation Firm shall be borne by the parties in inverse proportion to the relative success of the parties relating to the disputed items submitted to the Valuation Firm, with such determination of relative success made by the Valuation Firm, or if the Valuation Firm is unwilling to make such a determination, then such fees, costs and expenses shall be borne 50% by the Purchaser and 50% by the Sellers.

To the extent the Valuation Firm requires a retainer or payment of expenses prior to its final determination, the Purchaser and the Sellers will each pay 50% of any retainer and, during the engagement, the Valuation Firm will bill 50% of the total charges to the Purchaser and 50% of the total charges to the Sellers.  Such fees, costs and expenses of the Valuation Firm shall be adjusted, if necessary, pursuant to the first paragraph of this “Retainer and Fees” section.

Parameters of Arbitration

Except as permitted herein in order to clarify or understand any position or argument made by a party in its written submission, the Valuation Firm’s determination of the Net Working Capital, the Indebtedness of the Company and its Subsidiaries outstanding at the Closing, the Transaction Expenses unpaid and outstanding as of the Closing Date, and the amount of Cash held by the Company and its Subsidiaries as of the Closing and the resulting Final Merger Consideration shall be based solely on written presentations submitted by the Purchaser and the Representative which are in accordance with the guidelines and procedures (including the definitions of Cash, Indebtedness, Transaction Expenses and Net Working Capital, and the calculations set forth on Exhibit D) set forth in this Agreement (i.e., not on the basis of an independent review).  The Valuation Firm shall consider only the disputed matters that were included in the Objections Statement and the Valuation Firm may not assign a value to any item in dispute greater than the greatest value assigned by the Purchaser in the Preliminary Statement, on the one hand, or the Representative in the Objections Statement, on the other hand, or less than the smallest value for such item assigned by the Purchaser in the Preliminary Statement, on the one hand, or the Representative in the Objections Statement, on the other hand.

The timetable for these proceedings will be governed by the following procedures:

•                  Within thirty (30) calendar days of retaining the Valuation Firm, each of the Purchaser and the Representative shall submit to the Valuation Firm a memorandum (which may include supporting exhibits) setting forth their respective positions of all unresolved disputed items in accordance with Article II of this Agreement (the “Initial Report”).

•                  Within one (1) Business Day upon receipt of both the Purchaser’s and the Representative’s Initial Reports, the Valuation Firm will distribute a copy of each Initial Report to the other party.

•                  Within fourteen (14) calendar days of receiving the other party’s Initial Report from the Valuation Firm, each of the Purchaser and the Representative may (but shall not be required to) submit to the Valuation Firm a memorandum responding to the Initial Report submitted to the Valuation Firm by the other party (the “Rebuttal Report”).  The Rebuttal Report is to be responsive solely to the arguments raised, and information submitted, by the other party in its Initial Report and no party may introduce new arguments or rely on new information in the Rebuttal Report that was not part of such party’s Initial Report or which are not directly responsive to an argument raised by the other party’s Initial Report, except to the extent such new arguments or new information are used in direct response to arguments raised and information submitted by the other party in its Initial Report.

•                  Within one (1) Business Day upon receipt of the Rebuttal Reports from the Purchaser and the Representative, the Valuation Firm will distribute a copy of each Rebuttal Report to the other party.

•                  At any time before or within fifteen (15) calendar days after the submission of the Initial Reports or any Rebuttal Reports by the Purchaser and the Representative, the Valuation Firm may submit written questions to either party following the procedures set forth below in the Section titled “Submission of Questions by the Valuation Firm.”

•                  Upon receipt of the Rebuttal Report or notice waiving the right to file such report from both the Purchaser and the Representative and receipt of all responses to any written questions submitted by the Valuation Firm (and responses thereto), the Valuation Firm will endeavor to issue a report containing its findings within fifteen (15) calendar days after the later of (i) receiving both the Purchaser’s and the Representative’s Rebuttal Reports or notice waiving the right to file such report, as applicable, or (ii) any responses (if any) to any written questions submitted by the Valuation Firm to either party following the procedures set forth below in the Section titled “Submission of Questions by the Valuation Firm.”

•                  Unless requested by the Valuation Firm in writing pursuant to the terms of the Section titled “Submission of Questions by the Valuation Firm”, neither the Purchaser nor the Representative may present any additional information or arguments to the Valuation Firm, either orally or in writing.

•                  The Valuation Firm shall render its decision without conducting a hearing.

Submission of Questions by the Valuation Firm

After receiving both Initial Reports and Rebuttal Reports, if any, the Valuation Firm may submit written questions to the parties for written responses or may direct requests for additional information, calculations, or supporting documentation to the parties reasonably needed by the Valuation Firm in order to clarify or understand any position or argument made by a party in its written submission, in which case the parties agree to cooperate with such requests (including, without limitation, by ensuring that the Valuation Firm is provided copies of all relevant records of the business in accordance with Article II of this Agreement) in the manner and procedural timing described in this paragraph.  If any such questions are addressed to only one party, the Valuation Firm shall submit the questions to that party, with a copy to the other parties.  Once received, the party (or parties) to whom the questions are addressed shall have five (5) Business Days to answer the Valuation Firm’s questions, and shall provide a copy of its written answers to the other party at the time they are provided to the Valuation Firm.  In response thereto, the other party may, within five (5) Business Days, submit a response to such answer(s) to the Valuation Firm and shall provide a copy of a response to the other party at the time it is provided to the Valuation Firm.  If any such questions are addressed to both parties, each party shall have five (5) Business Days from the date of receipt to respond to the Valuation Firm and shall provide a copy of its written answers to the other parties at the time they are provided to the Valuation Firm.  In response thereto, each party may, within five (5) Business Days, submit a response to the other party’s answer(s) to the Valuation Firm and shall provide a copy to the other party at the time it is provided to the Valuation Firm.

Adjustment of Time Periods

If the due date for any written submissions to be submitted to the Valuation Firm falls on a day that is not a Business Day, the written submission shall take place on the next Business Day.

Communication between the Valuation Firm and the Parties

The parties agree not to engage in any ex parte communication with the Valuation Firm.

The Valuation Firm will be required to include a representation in its engagement letter that it has not discussed the substance of the disputed matter with either party prior to its joint retention by the parties, and to include a covenant in its engagement letter not to engage in ex parte communications with either party throughout the course of the engagement.

The engagement letter will specifically require the Valuation Firm to review Article II of this Agreement, as well as any other provisions of this Agreement deemed relevant by any of the Purchaser, the Seller or the Valuation Firm.

Nature of Review by Valuation Firm

The Valuation Firm will make its determination in an objective, impartial manner based on inquiry, investigation, and other procedures as it, in its sole discretion may deem necessary, but in all cases consistent with the terms of this Agreement and this Exhibit E.

The Valuation Firm shall agree that between the time the Representative delivered the Objections Statement to the Purchaser and the date hereof, the Purchaser and the Representative may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Valuation Firm’s engagement in the dispute.  The Valuation Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matter.

Confidentiality

With respect to any information supplied in connection with the Valuation Firm’s engagement and designated by either party as confidential, or which either party should reasonably believe is confidential based on the subject matter or the circumstances of its disclosure, the other party agrees to protect such confidential information in a reasonable and appropriate manner, and use confidential information only to perform its obligations under this Agreement and for no other purpose.  This will not apply to information which is: (i) publicly known, (ii) already known to the recipient, (iii) lawfully disclosed by a third party, (iv) independently developed or (v) disclosed pursuant to legal requirement or order.  Notwithstanding the foregoing, no information (whether or not designated as confidential) may be provided to the Valuation Firm without being made available to all parties in accordance with the requirements of this Agreement and this Exhibit E.  The Valuation Firm shall not publicly disclose that it has been retained to resolve any dispute relating to this Agreement or that it is involved in the dispute, or any information relating to the dispute.

At the conclusion of the engagement contemplated hereby, confidential information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party.

Other Procedural Matters

Procedural matters for the conduct of the dispute resolution, other than as specified herein, will be determined by the Valuation Firm in consultation with the Purchaser and the Representative; provided, however, that any such procedural matters shall in all cases be consistent with the terms of this Agreement and this Exhibit E.

Conflicts of Interest

Except in connection with the dispute being resolved with respect to this Agreement, during the term of this engagement, neither the Valuation Firm nor any member of the Valuation Firm’s team may work on any matters related to the Purchaser, the Representative, the Sellers or any of their respective Affiliates (or such Affiliates’ portfolio companies) or Subsidiaries or otherwise perform services to any entity or individual that may present a conflict of interest that could reasonably affect the Valuation Firm’s services or the unbiased performance of services by any member of the Valuation Firm’s team.  The foregoing restrictions on the Valuation Firm will not apply to employees of the Valuation Firm not assigned to work on this engagement.

Exhibit F

Calculation of Net Sales of the Urology Products for the twelve months ended December 31, 2012 and the three months ended March 31, 2013 ($ in 000’s)

Exhibit G

Form of Escrow Agreement

Exhibit H

Form of Registration Rights Agreement

Exhibit I

Form of Resignation

Exhibit J

Form of Release, Confidentiality and Non-Interference Agreement

Exhibit K

Form of Warrant

Exhibit L

Allocation Methodology

The Final Merger Consideration (excluding any amounts attributable to the acquisition of the Shares, but including other relevant items required under the Code (including the Purchaser’s share of the liabilities of the Company as determined under Section 752 of the Code)) (such adjusted amount, the “Purchase Price”) shall be deemed allocated among the assets of the Company for purposes of §§743(b) and 751(a) of the Code in accordance with Code §§755 and 1060 in the order stated as follows (and amounts allocable to the Company’s interest in a partnership that has a Code Section 754 election in effect shall be allocable among the assets of such underlying partnership in accordance with similar rules):

1.             Class I (cash and cash equivalents):  the actual dollar amount of assets in Class I;

2.             Class II (investments):  the actual dollar value of assets in Class II;

3.             Class III (accounts receivable):  the amount of accounts receivable, taking into account a reasonable reserve;

4.             Class IV (inventory):  with respect to finished goods inventory, the reasonably estimated selling price of such inventory in a bulk sale, reduced by estimated associated selling costs and by estimated carrying costs to which a buyer would be subject, and with respect to raw materials and work-in-process, fair market value;

5.             Class V (property, plant and equipment, prepaid expenses, and other assets not in any other class):  the fair market value of such assets in Class V;

6.             Class VI (section 197 intangibles other than goodwill and going concern value): the fair market value of assets in Class VI determined in accordance with GAAP; and

7.             Class VII (goodwill and going concern value): the remaining amount of the Purchase Price shall be allocated to assets in Class VII.

Exhibit M

Paying Agent Agreement